Exhibit 10.2

EXECUTION VERSION

SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION TERM LOAN

AGREEMENT

Dated as of May 17, 2022

among

ARMSTRONG FLOORING, INC.

THE SUBSIDIARIES OF THE BORROWER PARTY HERETO,

as the Guarantors,

PATHLIGHT CAPITAL LP,

as Administrative Agent and Collateral Agent

and

THE LENDERS PARTY HERETO

i

ARTICLE V REPRESENTATIONS AND WARRANTIES		60

5.01	Existence, Qualification and Power	60
5.02	Authorization; No Contravention	60
5.03	Governmental Authorization; Other Consents	60
5.04	Binding Effect	61
5.05	No Material Adverse Effect	61
5.06	Litigation	61
5.07	No Default	61
5.08	Ownership of Property	61
5.09	Environmental Compliance	61
5.10	Insurance	62
5.11	Taxes	62
5.12	ERISA Compliance	63
5.13	Margin Regulations; Investment Company Act	63
5.14	Disclosure	64
5.15	Compliance with Laws	64
5.16	Reserved.	64
5.17	Casualty, Etc.	64
5.18	Sanctions Concerns and Anti-Corruption Laws; EEA Financial Institutions	64
5.19	Responsible Officers	65
5.20	Subsidiaries; Equity Interests; Loan Parties	65
5.21	Collateral Representations	66
5.22	Labor Matters	68
5.23	Certificate of Beneficial Ownership	69
5.24	Surety Obligations	69
5.25	[Reserved]	69
5.26	[Reserved]	69
5.27	Regulation H	69
5.28	Affected Financial Institutions; Covered Entities	69
5.29	Approved Budget	69
5.30	Chapter 11 Cases	69

ARTICLE VI AFFIRMATIVE COVENANTS		70

6.01	Financial Statements	70
6.02	Certificates; Other Information	71
6.03	Notices	73
6.04	Payment of Obligations	74
6.05	Preservation of Existence, Etc.	74
6.06	Maintenance of Properties	75
6.07	Maintenance of Insurance	75
6.08	Compliance with Laws	76
6.09	Books and Records	76
6.10	Inspection Rights	76
6.11	Use of Proceeds	77
6.12	Material Contracts	78
6.13	Covenant to Guarantee Obligations	78
6.14	Covenant to Give Security	78
6.15	Further Assurances	79
6.16	Anti-Corruption and Anti-Terrorism Laws	79
6.17	Post-Closing Deliverables	79
6.18	Accounts	79

6.19	Inventory	80
6.20	Equipment	81
6.21	Location of Collateral	81
6.22	Insurance of Collateral; Condemnation Proceeds; Protection of Collateral	82
6.23	Defense of Title	83
6.24	Intellectual Property	83
6.25	Engagement and Retention of Chief Transformation Officer, Investment Bank and Consultants	83
6.26	Lender Meetings; Sale Process	84
6.27	Approved Budget	85
6.28	Required Milestones	86
6.29	Administrative Agent’s Advisors	86
6.30	Order	87
6.31	Debtor-in-Possession Obligations	87
6.32	DIP ABL Credit Facilities	87
6.33	Sale Process	87

ARTICLE VII NEGATIVE COVENANTS		87

7.01	Liens	87
7.02	Investments	90
7.03	Indebtedness	91
7.04	Fundamental Changes	93
7.05	Dispositions	94
7.06	Restricted Payments	95
7.07	Change in Nature of Business	95
7.08	Transactions with Affiliates	96
7.09	Burdensome Agreements	96
7.10	Use of Proceeds	97
7.11	Financial Covenants	97
7.12	Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes	98
7.13	Sale and Leaseback Transactions	98
7.14	Sanctions	98
7.15	Anti-Corruption Laws	98
7.16	Amendments to Prepetition ABL Loan Documents, Prepetition Term Loan Documents, DIP ABL Loan Documents or AUS Intercompany Note	98
7.17	Prepayments, Etc. of Indebtedness	99
7.18	Subsidiaries	99
7.19	Tax Consolidation	99
7.20	Swaps	99
7.21	Plans	99
7.22	Reclamation Claims	100
7.23	Insolvency Proceeding Claims	100
7.24	Bankruptcy Actions	100
7.25	Subrogation	100

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		100

8.01	Events of Default	100
8.02	Remedies upon Event of Default	107
8.03	Application of Funds	108
8.04	License	109

ARTICLE IX ADMINISTRATIVE AGENT AND COLLATERAL AGENT		109

9.01	Appointment and Authority	109
9.02	Rights as a Lender	110
9.03	Exculpatory Provisions	110
9.04	Reliance by Administrative Agent	111
9.05	Delegation of Duties	112
9.06	Resignation of Administrative Agent	112
9.07	Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders	113
9.08	No Other Duties, Etc.	113
9.09	[Reserved]	113
9.10	Collateral and Guaranty Matters	113
9.11	[Reserved]	114
9.12	Lender ERISA Representation	114
9.13	Recovery of Erroneous Payments	116

ARTICLE X CONTINUING GUARANTY		116

10.01	Guaranty	116
10.02	Rights of Lenders	117
10.03	Certain Waivers	117
10.04	Obligations Independent	117
10.05	Subrogation	118
10.06	Termination; Reinstatement	118
10.07	Stay of Acceleration	118
10.08	Condition of Borrower	118
10.09	Appointment of Borrower	118
10.10	Right of Contribution	119

ARTICLE XI MISCELLANEOUS		119

11.01	Amendments, Etc.	119
11.02	Notices; Effectiveness; Electronic Communications	121
11.03	No Waiver; Cumulative Remedies; Enforcement	122
11.04	Expenses; Indemnity; Damage Waiver	123
11.05	Payments Set Aside	125
11.06	Successors and Assigns	125
11.07	Treatment of Certain Information; Confidentiality	128
11.08	Right of Setoff	129
11.09	Interest Rate Limitation	130
11.10	Counterparts; Integration; Effectiveness	130
11.11	Survival of Representations and Warranties	131
11.12	Severability	131
11.13	Replacement of Lenders	131
11.14	Governing Law; Jurisdiction; Etc.	132
11.15	WAIVER OF JURY TRIAL	133
11.16	Subordination	133
11.17	No Advisory or Fiduciary Responsibility	134
11.18	Electronic Execution	134
11.19	USA PATRIOT Act Notice	134
11.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	135
11.21	Time of the Essence	135
11.22	ENTIRE AGREEMENT	135
11.23	Acknowledgement Regarding Any Supported QFCs	135
11.24	Intercreditor Agreement	136
11.25	Parties Including Trustees; Bankruptcy Court Proceedings	137

BORROWER PREPARED SCHEDULES

Schedule 1.01(c)	Responsible Officers
Schedule 1.01(d)	Back-End Carve Out Reserve
Schedule 5.10	Insurance
Schedule 5.20(a)	Subsidiaries, Joint Ventures, Partnerships and Other Equity Investments
Schedule 5.20(b)	Loan Parties
Schedule 5.21(b)	Intellectual Property
Schedule 5.21(c)	Documents, Instrument, and Tangible Chattel Paper
Schedule 5.21(d)(i)	Deposit Accounts & Securities Accounts
Schedule 5.21(d)(ii)	Electronic Chattel Paper & Letter-of-Credit Rights
Schedule 5.21(e)	Commercial Tort Claims
Schedule 5.21(f)	Pledged Collateral
Schedule 5.21(g)	Properties
Schedule 5.21(h)	Material Contracts
Schedule 6.17	Post-Closing Deliverables
Schedule 6.28	Required Milestones
Schedule 7.01	Existing Liens
Schedule 7.02	Existing Investments
Schedule 7.03	Existing Indebtedness
Schedule 7.09	Burdensome Agreements

ADMINISTRATIVE AGENT PREPARED SCHEDULES

Schedule 1.01(a)	Certain Addresses for Notices
Schedule 1.01(b)	Initial Commitments and Applicable Percentages
Schedule 6.17	Post Closing Deliverables

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Budget Compliance Certificate
Exhibit D	Form of DIP Loan Funding Request
Exhibit E	Form of Note
Exhibit F	Form of Officer’s Certificate
Exhibit G-1	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit G-2	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit G-3	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit G-4	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes
Exhibit H	Form of Joinder Agreement
Exhibit I	Form of Notice of Loan Prepayment

v

SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION TERM LOAN AGREEMENT

THIS SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION TERM LOAN AGREEMENT is entered into as of May 17, 2022, among ARMSTRONG FLOORING, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) party hereto from time to time, and PATHLIGHT CAPITAL LP, as Administrative Agent and Collateral Agent (as such terms are defined herein).

PRELIMINARY STATEMENTS:

A. On May 8, 2022 (the “Petition Date”), the Borrower and the Guarantors (collectively, the “Debtors” and each individually, a “Debtor”), commenced chapter 11 Case Nos. 22-10426 through 22-10429, as administratively consolidated as a chapter 11 Case No. 22-10426 (collectively, the “Chapter 11 Cases” and each individually, a “Chapter 11 Case”), with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors continue to operate their businesses and manage their properties as debtors and debtors in possession pursuant to sections 1107(a) and 1108 of Bankruptcy Code.

B. Prior to the Petition Date, the Lenders provided financing to the Borrower pursuant to that certain Term Loan Agreement, dated as of June 23, 2020 (as amended, restated, modified, waived or supplemented through the Petition Date, the “Prepetition Term Loan Agreement”), by and among the Borrower, Armstrong Flooring Pty Ltd., the Guarantors, Pathlight Capital LP, as administrative agent (in such capacity, the “Prepetition Term Loan Agent”), and the lenders from time to time party thereto (the “Prepetition Term Loan Lenders”).

C. As of the Petition Date, the Prepetition Term Loan Lenders under the Prepetition Term Loan Agreement are owed: $98,016,882.76 in outstanding principal with respect to Loans (as such term is defined in the Prepetition Term Loan Agreement), plus interest (including PIK Interest (as defined in the Prepetition Term Loan Agreement), fees, costs and expenses and all other Prepetition Term Loan Obligations (as defined below) under the Prepetition Term Loan Agreement.

D. The Prepetition Term Loan Obligations are secured by a security interest in certain existing and after-acquired assets of the Loan Parties and Armstrong Flooring Pty Ltd. as more fully set forth in Prepetition Term Loan Documents (as defined below) and such security interest is perfected and has, with certain exceptions as described in the Prepetition Term Loan Documents, priority over other security interests.

E. The Borrower has requested, and, upon the terms and conditions set forth in this Agreement, the Lenders have agreed to make available to the Borrower, a senior-secured, super-priority term loan facility in the amount of $37,333,333.00 in the aggregate to fund the repayment of a portion of the Prepetition Term Loan Obligations and the working capital requirements of the Borrower and other transactions as more fully set forth in Section 6.11 during the pendency of the Chapter 11 Cases.

F. Each Loan Party has agreed to secure all of the Obligations under the Loan Documents by granting to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, a security interest in and lien upon substantially all of their existing and after-acquired personal and real property (subject to the limitations and priorities contained in the Loan Documents and the Orders).

G. Each Loan Party’s business is a mutual and collective enterprise and the Loan Parties believe that the loans and the other financial accommodations to the Borrower under this Agreement will enhance the aggregate borrowing powers of the Borrower and facilitate the administration of the Chapter 11 Cases and their loan relationship with the Administrative Agent and the Lenders, all to the mutual advantage of the Loan Parties.

H. Each Loan Party acknowledges that it will receive substantial direct and indirect benefits by reason of the making of loans and other financial accommodations to the Borrower as provided in this Agreement.

I. The Administrative Agent’s and the Lenders’ willingness to extend financial accommodations to the Borrower, as more fully set forth in this Agreement and the other Loan Documents, is done sorely as an accommodation to the Loan Parties and at the Loan Parties’ request and in furtherance of the Loan Parties’ mutual and collective enterprise.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Availability” shall have the meaning assigned to the term “Availability” in the DIP ABL Credit Agreement.

“ABL Borrowing Base” means “Borrowing Base” as such term is defined in the DIP ABL Credit Agreement.

“ABL Borrowing Base Report” means “Borrowing Base Report” as such term is defined in the DIP ABL Credit Agreement.

“Actual Cash Disbursements” means the sum of all cash expenditures made by the Loan Parties during the relevant period of determination which corresponds to the budgeted cash expenditures described in the line item contained in the Approved Budget across from the heading “Total Disbursements”, as determined in a manner consistent with the Approved Budget.

“Actual Cash Receipts” means the sum of all cash receipts received by the Loan Parties (excluding any borrowings under this Agreement or the DIP Term Loan Agreement) during the relevant period of determination which corresponds to the budgeted cash receipts described in the line item contained in the Approved Budget across from the heading “Memo: Total Receipts”, as determined in a manner consistent with the Approved Budget.

“Actual Net Cash Flow” shall mean the actual net cash flow of the Loan Parties during the relevant period of determination which corresponds to the budgeted net cash flow described in the line item contained in the Approved Budget across from the heading “Net Cash Flow”, as determined in a manner consistent with the Approved Budget.

“Adequate Protection Liens” has the meaning assigned to the term “Prepetition Secured Parties Adequate Protection Liens” in the Interim Order (or the Final Order, when applicable).

“Adequate Protection Superpriority Claims” has the meaning assigned to the term “Prepetition Secured Parties Adequate Protection Claims” in the Interim Order (or the Final Order, when applicable).

“Administrative Agent” means Pathlight Capital LP in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Advisors” had the meaning specified in Section 6.29.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1.01(a), or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that in no event shall the Chief Transformation Officer be an Affiliate of any Loan Party or Subsidiary thereof for purposes of the Loan Documents.

“Agent” means the collective reference to the Administrative Agent and the Collateral Agent, or either of them, as the context may require.

“Agreement” means this Term Loan Agreement.

“Applicable Margin” means eleven percent (11.0%) per annum.

“Applicable Percentage” means in respect of the Facility, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by (i) on or prior to the Effective Date, such Lender’s Commitment at such time and (ii) thereafter, the outstanding principal amount of such Lender’s DIP Term Loans at such time. The Applicable Percentage of each Lender in respect of the Facility is set forth opposite the name of such Lender on Schedule 1.01(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraised Value” means, (a) with respect to Equipment, the net orderly liquidation value of such Equipment as set forth in the most recent appraisal thereof as determined from time to time by an independent appraiser engaged by the Administrative Agent and (b) with respect to any Real Property, the fair market value of such Real Property, as set forth in the most recent Real Property Appraisal of such Real Property (based on the appraisal methodology applied in the appraisals in effect on the Effective Date).

“Approved Bid Procedures” means bid procedures in effect after giving effect to any Approved Bid Procedures Order.

“Approved Bid Procedures Order” means a bid procedures order in form and substance reasonably acceptable to the Administrative Agent with respect to the relief sought in the Asset Sale Motion.

“Approved Budget” means the budget prepared by the Borrower in substantially the form of Annex A, as the same may be updated, modified or supplemented from time to time as provided in Section 6.27, in each case, to the extent approved by the Administrative Agent and Required Lenders as set forth in Section 6.27.

“Approved Budget Variance Report” means a weekly report provided by the Borrower to the Administrative Agent (i) showing, in each case, by line item the Actual Cash Receipts, the Actual Cash Disbursements, the Actual Net Cash Flow, ABL Availability and Liquidity for the last day of the Prior Week, the Cumulative Two-Week Period (only for such weekly report delivered the third calendar week following the Petition Date), the Cumulative Three-Week Period, noting therein all variances required by Section 6.27, on a line-item and cumulative basis, from the amounts set forth for such period in the Approved Budget, and shall include narrative explanations for all variances of +/- 10% or more, and (ii) certified by a Responsible Officer of the Borrower Agent. The Approved Budget Variance Report shall be in a form, and shall contain supporting information, reasonably satisfactory to the Administrative Agent in its sole discretion.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale Motion” has the meaning ascribed to such term in the Interim Order.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“AUS Armstrong” means Armstrong Flooring Pty Ltd CAN 004 747 942.

“AUS Subordination Agreement” means that certain Subordination Agreement, dated as of December 30, 2021, among AUS Armstrong, the Prepetition Term Loan Agent and the Prepetition ABL Agent.

“Automatic Stay” shall mean the automatic stay provided under Section 362 of the Bankruptcy Code.

“Avoidance Action” means any and all claims and causes of action of any Borrower’s estate arising under sections 542, 544, 545, 547, 548, 549, 550, 551, 553(b) or 724(a) of the Bankruptcy Code, together with any proceeds therefrom.

“Avoided Payment” has the meaning assigned to such term in Section 2.17(b).

“Back-End Carve Out Reserve” means a reserve against Term Loan Availability in the amount of $500,000 for excess professional fees and expenses, as further described on Schedule 1.01(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Court” has the meaning assigned to such term in the Recitals.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Chapter 11 Cases.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means Armstrong Flooring, Inc., a Delaware corporation.

“Borrower Materials” has the meaning specified in Section 6.02.

“Budget Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Budget Modification” has the meaning specified in Section 6.27(a).

“Budgeted Net Cash Flow” means the line item contained in the Approved Budget across from the heading “Net Cash Flow” during the relevant period of determination.

“Budgeted Total Disbursements” means the line item contained in the Approved Budget across from the heading “Memo: Total Disbursements” during the relevant period of determination.

“Budgeted Total Receipts” means the line item contained in the Approved Budget across from the heading “Total Receipts” during the relevant period of determination.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York and, as it relates to the calculation of interest at the LIBOR Rate, any such day that is also a London Banking Day.

“Businesses” means, at any time, a collective reference to the businesses operated by Borrower and its Subsidiaries at such time.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capital Stock Equivalents” means warrants, options or other rights for the purchase, acquisition or exchange of any items of Capital Stock (including through convertible securities).

“Capitalized Leases” means, subject to Section 1.03(b), all leases that have been or should be, in accordance with GAAP (as in effect prior to the adoption and/or effectiveness of Accounting Standards Codification 842 (Leases) or any replacement, successor or similar account pronouncement), recorded as capitalized leases.

“Carve Out” has the meaning assigned to the term “Carve Out” in the Interim Order (or Final Order, when applicable).

“Carve Out Reserve” has the meaning set forth in the DIP ABL Credit Agreement.

“Cash Collateralize” means the delivery of cash to the Administrative Agent, as security for the payment of contingent Obligations that have been asserted in writing but are not yet due and payable, in an amount equal to the Administrative Agent’s good faith estimate of the amount due or to become due in respect thereof, including fees, expenses and indemnification hereunder. “Cash Collateral” has a correlative meaning.

“Cash Equivalents” means (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within twelve (12) months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within twelve (12) months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than thirty (30) days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by a commercial bank organized under the laws of the United States or any state or district thereof and rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine (9) months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

“Cash Management Order” means the order of the Bankruptcy Court entered in the Chapter 11 Cases after the “first day” hearing, together with all extensions, modifications and amendments thereto, in form and substance reasonably satisfactory to the Administrative Agent, which among other matters authorizes the Debtors to maintain their existing cash management and treasury arrangements (as set forth in the Prepetition ABL Credit Agreement and the Orders) or such other arrangements as shall be reasonably acceptable to the Administrative Agent in all material respects.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifty percent (50%) or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) any “change in control” or similar event, as defined in the DIP ABL Credit Agreement or any other DIP ABL Document shall have occurred.

“China Facility” means (a) that certain RMB 10 million line of credit extended by the Bank of China, Wujiang Branch to the Borrower, which as of the Effective Date, expires on or about March 27, 2023, and (b) that certain RMB 60 million line of credit extended by Mingshen Bank, which, as of the Effective Date, will expire on or about August 31, 2022.

“Chapter 11 Case” and “Chapter 11 Cases” each have the meaning specified in the Recitals.

“Chief Transformation Officer” means Dalton Edgecomb of Riveron Management Services, LLC, in his capacity as chief transformation officer of the Borrower (any successor reasonably acceptable to the Administrative Agent).

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties, including, without limitation, the “DIP Collateral” as referred to in the Orders, it being understood that “Collateral” hereunder shall include all “DIP Collateral” irrespective of whether any such property was excluded from “Collateral” (as defined in the Prepetition Term Loan Agreement) pursuant to the Term Loan Prepetition Documents. The Collateral shall exclude all Excluded Property.

“Collateral Agent” means Pathlight Capital LP in its capacity as collateral agent for the Secured Parties, and its successors and assigns in such capacity.

“Collateral Documents” means, collectively, the Orders, each Joinder Agreement, each IP Security Agreement, each of the mortgages, each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases by the U.S. Trustee, if any.

“Commitment” means the Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means an agreement, in form and substance satisfactory to the Administrative Agent, among the applicable Loan Party, the Administrative Agent and a financial institution or securities intermediary, with respect to a Deposit Account or Securities Account maintained by such Loan Party with such financial institution or securities intermediary.

“Controlled Account” means, as the context may require, a Deposit Account and/or Securities Account that is subject to a first-priority security interest and Lien in favor of the Administrative Agent.

“Copyright License” means any written agreement, naming any Grantor as licensor, granting any right under any Copyright.

“Copyrights” means (a) all registered United States copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Copyright Office and (b) all renewals thereof.

“Corporate Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Corporate Ratings”) of the corporate credit rating or corporate family rating of any Person.

“Cumulative Period” means the period from the Petition Date through the most recent week ended.

“Cumulative Three-Week Period” means the three-week period up to and through the Saturday of the most recent week then ended.

“Cumulative Two-Week Period” means the two-week period up to and through the Saturday of the most recent week then ended.

“CV Reserve” means a reserve against Term Loan Availability to be established by the Administrative Agent on the Effective Date in the amount of (a) from the Effective Date through and until the commencement of the CV Reserve Reduction Period, $4,000,000, (b) during the CV Reserve Reduction Period, an amount equal to (i) $4,000,000 minus (ii) the CV Reserve Reduction Amount through the end of the immediately preceding week (as determined by the Administrative Agent based on the “CV Payment” line item in the Approved Budget and critical vendor payment reporting provided by the Borrower in accordance with the Final Order), and (c) at any time on or after the CV Reserve Termination Date, $0.

“CV Reserve Reduction Amount” means, as of any date of calculation, an amount equal to the greater of (a) 50% of an amount equal to the sum of (i) the cumulative amount of critical vendor payments reported to the Administrative Agent by the Borrower from the Petition Date through the end of the immediately preceding week and for which the CV Reserve Reduction Conditions have been met, minus (ii) $6,000,000, and (b) zero.

“CV Reserve Reduction Conditions” means (a) with respect to any applicable critical vendor payment, such payment is permitted under the Approved Budget, and (b) during the CV Reserve Reduction Period, (i) the Administrative Agent has given express written consent (which may be by electronic mail and which consent shall not be unreasonably withheld, conditioned or delayed) for a critical vendor payment after consultation with the Borrower, or (ii) the Administrative Agent have not given express written consent to a critical vendor payment after consultation with the Borrower, the CV Reserve Termination Date has not occurred and the Borrower files a motion with the Bankruptcy Court for authority to make such critical vendor payment (subject to any objection by the Administrative Agent), and the Bankruptcy Court authorizes such critical vendor payment.

“CV Reserve Reduction Period” means the period (a) commencing on the date that the cumulative amount of all critical vendor payments made by the Loan Parties and reported to the Administrative Agent by the Borrower since the Petition Date is equal to at least $6,000,000 (which date is anticipated to occur during the week ending May 29, 2022), and (b) ending on the CV Reserve Termination Date.

“CV Reserve Termination Date” means the first to occur of (a) the date that the CV Reduction Amount is equal to $4,000,000, and (b) the date that the Administrative Agent and the DIP ABL Agent are reasonably satisfied that the Borrower has received one or more binding bids that will provide an aggregate available amount of proceeds (net of any working capital or similar adjustments contemplated by such bids) sufficient to result in the payment in full in cash of all the Obligations, the Prepetition Term Loan Obligations, the DIP ABL Obligations and the Prepetition ABL Obligations.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 7.03.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the LIBO Rate plus the Applicable Margin plus two percent (2%), in each case, to the fullest extent permitted by applicable Law.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that has, or has a direct or indirect parent company that has, (a) become the subject of a proceeding under any Debtor Relief Law, (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (c) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (c) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Designated Disbursement Account” has the meaning set forth in the DIP ABL Credit Agreement.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory is the subject of any comprehensive Sanction.

“DIP ABL Agent” means Bank of America, in its capacity as both administrative agent and collateral agent under the DIP ABL Credit Agreement, and its successors and permitted assigns in such capacity.

“DIP ABL Commitments” shall have the meaning assigned to the term “ABL Commitments” in the DIP ABL Credit Agreement.

“DIP ABL Credit Agreement” means that certain Senior Secured, Super Priority Debtor-In-Possession Credit Agreement, dated as of the Effective Date, by and among Armstrong Flooring, Inc., as borrower, the other Loan Parties defined therein, the DIP ABL Agent and the DIP ABL Lenders party thereto, as in effect on the date hereof and as may be amended from time to time in accordance with the Prepetition Intercreditor Agreement.

“DIP ABL Credit Facility” means the credit facility provided by the DIP ABL Lenders under the DIP ABL Credit Agreement in the aggregate principal amount not less than $90,000,000.

“DIP ABL Lenders” means the “Lenders” under and as defined in the DIP ABL Credit Agreement.

“DIP ABL Line Cap” shall have the meaning assigned to the term “Line Cap” in the DIP ABL Credit Agreement.

“DIP ABL Loan Documents” means the “Loan Documents” (as defined in the DIP ABL Credit Agreement), each as in effect on the date hereof and as may be amended from time to time in accordance with the Prepetition Intercreditor Agreement.

“DIP ABL Obligations” means the “Obligations” as defined in the DIP ABL Credit Agreement.

“DIP ABL Priority Collateral” means the “Prepetition ABL Priority Collateral” (as such term is defined in the Orders) that is also DIP Collateral (as such term is defined in the Orders).

“DIP ABL Required Lenders” means the “Required Lenders” under and as defined in the DIP ABL Credit Agreement.

“DIP Term Loan Funding Request” shall mean a written request by the Borrower for withdrawal of Term Loan proceeds on deposit in the DIP Term Loan Proceeds Account in substantially the form of Exhibit D hereto and in form and substance satisfactory to the Administrative Agent.

“DIP Term Loan Funding” means an advance of a Term Loan pursuant to Section 2.01(b)(i) and/or a drawing or disbursement of funds from the DIP Term Loan Proceeds Account pursuant to Section 2.01(b)(ii).

“DIP Term Loan Proceeds Account” means the deposit account of the Borrowers, which shall be a Controlled Account, to be established with JPMorgan Chase Bank, N.A. or another bank reasonably acceptable to the Administrative Agent; all amounts held therein constituting DIP Term Priority Collateral.

“DIP Term Priority Collateral” means the “Prepetition Term Loan Priority Collateral” (as such term is defined in the Orders) that is also DIP Collateral (as such term is defined in the Orders).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by Borrower or any of its Subsidiaries (including the Capital Stock of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division, but excluding: (a) the Permitted Transfers; (b) any sale, lease, license, transfer or other disposition of Property to any Loan Party; (c) any Disposition to the extent constituting a Permitted Investment; and (d) any sale, lease, license, transfer or other disposition of Property by any Foreign Subsidiary to Borrower or any of its Subsidiaries.

“Division” means the creation of one or more new limited liability companies by means of any statutory division of a limited liability company pursuant to any applicable limited liability company act or similar statute of any jurisdiction. “Divide” shall have a meaning correlative to the foregoing.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Dominion Account” means one or more special accounts established by the Borrower at Bank of America or another bank reasonably acceptable to the Administrative Agent, over which the ABL Agent has exclusive control for withdrawal purposes.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date, which shall be no later than five (5) days after the Petition Date, upon which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Eligible Account” shall have the meaning assigned to such term in the DIP ABL Credit Agreement.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)); provided that in no event shall a Defaulting Lender or an Affiliate of a Defaulting Lender be an Eligible Assignee.

“Eligible Inventory” shall have the meaning assigned to such term in the DIP ABL Credit Agreement.

“Environmental Agreement” means each agreement of the Loan Parties with respect to any Mortgaged Property, pursuant to which the Loan Parties agree to indemnify and hold harmless the Administrative Agent and other Secured Parties from liability under any Environmental Laws, each in form and substance reasonably acceptable to the Administrative Agent.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment” means all “equipment” as defined in the UCC and includes all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other fixed assets owned by the Borrower and used or held for sale by the Borrower in the Ordinary Course of Business, whether now owned or hereafter acquired by the Borrower and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

“Equity Interests” means, with respect to any Person, any Capital Stock or Capital Stock Equivalents of such Person.

“Equity Issuance” means, any issuance by any Loan Party or any Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, and (c) any issuance of options or warrants relating to its Equity Interests. The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Property” means (a) any United States intent-to-use trademark applications to the extent that, and solely during the period in which the grant of a security interest therein would impair the validity or enforceability of or render void or result in the cancellation of, any registration issued as a result of such intent-to-use trademark applications under applicable Law; provided that upon submission and acceptance by the USPTO of an amendment to allege pursuant to 15 U.S.C. Section 1060(a) or any successor provision), such intent-to-use trademark application shall be considered Collateral, (b) any other property expressly excluded from DIP Collateral (as such term is defined in the Orders) pursuant to the terms of the Interim Order (or the Final Order, when applicable), and (c) any other property expressly excluded from DIP Collateral (as such term is defined in the Orders) pursuant to the terms of the Interim Order (or the Final Order, when applicable).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the Ordinary Course of Business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and proceeds of Involuntary Dispositions), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means the aggregate principal amount of the Term Loans of all Lenders outstanding at such time.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) all Obligations (other than contingent indemnification obligations that are not then identifiable or due and payable and that by their terms survive the payment in full of the Obligations) have been indefeasibly paid in full in cash, including any interest, fees and other charges accruing during a proceeding under any Debtor Relief Law (whether or not allowed in such proceeding) or Cash Collateralized, and (b) all Obligations consisting of asserted but unpaid contingent indemnification obligations have been Cash Collateralized (or other arrangements with respect thereto satisfactory to the Administrative Agent shall have been made).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means (a) the weighted average per annum interest rate on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if the rate is not so published, the average per annum rate (rounded up to a whole multiple of 1/100 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by the Administrative Agent; provided, that, in no event shall the Federal Funds Rate be less than zero.

“Fee Letter” means the Fee Letter, dated as of the date hereof, between the Borrower and the Administrative Agent.

“Final Order” means the order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order shall be reasonably satisfactory in form and substance to the Administrative Agent, and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied with no further appeal and the time for filing such appeal has passed (unless Administrative Agent waives such requirement), together with all extensions, modifications, and amendments thereto, in form and substance satisfactory to the Administrative Agent, which, among other matters but not by way of limitation, authorizes the Loan Parties to obtain credit, incur (or guaranty) Indebtedness, and grant Liens under this Agreement and the other Loan Documents, as the case may be, and provides for the super-priority status of the Administrative Agent’s and the Lenders’ claims.

“Flood Hazard Property” means any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Flood Laws” means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.

“FLSA” means the Fair Labor Standards Act of 1938.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any employee benefit plan or arrangement (a) maintained or contributed to by any Loan Party or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Loan Party or Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Formula Availability Amount” has the meaning ascribed to such term in the DIP ABL Credit Agreement as in effect on the Effective Date or as thereafter amended with the consent of the Administrative Agent.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, the principal amount of all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money Indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the Ordinary Course of Business);

(d) all obligations arising under standby letters of credit and similar obligations that back obligations that would constitute Indebtedness (but specifically excluding those that support performance obligations);

(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business and other than obligations with respect to compensation in each case that are not past due for more than ninety (90) days);

(f) all Attributable Indebtedness;

(g) all preferred stock or other Equity Interests providing for mandatory redemptions, sinking fund or like payments;

(h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j) all Funded Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer and has liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, except as provided in clause (d) above, obligations arising under letters of credit and similar instruments shall not constitute Funded Indebtedness.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to the terms of this Agreement.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

“Gross Accounts Receivable and Inventory” means, as of any date of determination, an amount equal to the sum of (a) Value of the Borrower’s Accounts plus (b) the Value of the Borrower’s Inventory.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (d) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (d) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Guarantors” means, collectively, the Subsidiaries of the Borrower as are or may from time to time become parties to this Agreement pursuant to Section 6.13, and any other Person that guarantees payment and/or performance of the Obligations (including, without limitation, each of the Loan Parties with respect to the guaranty made under Article X).

“Guaranty” means, collectively, the Guarantee made by each of the Loan Parties under Article X in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.13.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) the Swap Termination Value of any Swap Contract;

(c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, and has liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Insurance Subsidiary” means a Subsidiary established by Borrower or any of its Subsidiaries for the purpose of, and to be engaged solely in the business of, insuring the businesses or facilities owned or operated by Borrower or any of its Subsidiaries or joint ventures or to insure unrelated businesses, provided that such unrelated business premiums do not exceed 35% of the annual premiums collected by such Subsidiary.

“Intellectual Property” means Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses.

“Intercompany Debt” means intercompany indebtedness among any of the Borrower and its Subsidiaries, and specifically including the AUS Intercompany Indebtedness (as defined in the Prepetition Term Loan Agreement).

“Intercreditor Agreement” or “Prepetition Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement dated as of December 30, 2021, between the Prepetition ABL Agent and Prepetition Term Loan Agent, and acknowledged by the Loan Parties, as amended by that certain Intercreditor Letter Agreement, dated as of the Effective Date and as further, restated, supplemented or modified from time to time in accordance with its terms.

“Interest Payment Date” means, (a) the first Business Day of each month, commencing with the first such date to occur after the Effective Date, and (b) the Maturity Date.

“Investment Bank” means Houlihan Lokey, Inc., and any successor thereto engaged by the Borrower as its investment banker approved by the Required Lenders.

“Interim Order” means the order of the Bankruptcy Court entered in the Chapter 11 Cases after an interim hearing (assuming satisfaction of the standard prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable Law), together with all extensions, modifications, and amendments thereto, in form and substance reasonably satisfactory to the Administrative Agent, which, among other matters but not by way of limitation, authorizes, on an interim basis, the Loan Parties to execute and perform under the terms of this Agreement and the other Loan Documents.

“Inventory” has the meaning specified in the UCC or any other applicable Law, as applicable, including all goods intended for sale, lease, display or demonstration; all goods provided under a contract for services; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, transformation, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Loan Party’s business (but excluding Equipment).

“Inventory Appraisal” means (a) on the Effective Date, Hilco Valuation Services’ report dated April 7, 2022 (as of January 31, 2022), and (b) thereafter, the most recent Inventory appraisal conducted by an independent appraisal firm reasonably acceptable to Administrative Agent and delivered pursuant to Section 6.10 of the ABL Credit Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested, as determined at the time of each such Investment, without adjustment for subsequent increases or decreases in the value of such Investment, net of (i) any return representing a return of capital with respect to such Investment and (ii) any dividend, distribution or other return on capital with respect to such Investment.

“Investment Bank” means Houlihan Lokey, Inc., together with its successors and assigns consented to by the Required Lenders.

“Investment Bank Engagement Letter” has the meaning specified in Section 6.25.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“IP Security Agreement” means a security agreement pursuant to which a Loan Party grants a Lien on its Intellectual Property to Collateral Agent, as security for its Obligations, in form and substance reasonably acceptable to Collateral Agent.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit H executed and delivered in accordance with the provisions of Section 6.13.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and, their successors and assigns.

“Lending Office” means, as to the Administrative Agent or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Letters of Credit” means any standby or documentary letter of credit, foreign guarantee or banker’s acceptance. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“LIBO Rate” means the offered rate per annum for deposits of Dollars for a period of three months equal to the London interbank offered rate (“LIBOR”) that appears on Reuters Screen LIBOR01 page (or any successor page) as of 11:00 A.M. (London, England time) on the second Business Day preceding the first day of each month, or if such day is not a Business Day, on the immediately preceding Business Day. Subject to Section 3.04, if no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Agent, at which deposits of Dollars in immediately available funds are offered by major financial institutions reasonably satisfactory to the Agent in the London interbank market at 11:00 A.M. (London, England time) for a period of three months on the day such rate is being determined. The LIBO Rate will be adjusted automatically on the first day of each calendar month to reflect the then current LIBO Rate. In all events, the LIBO Rate shall not be less than 1.50%.

“LIBOR” has the meaning specified in the definition of LIBO Rate.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“License” means any license or agreement under which any Loan Party is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

“Licensor” means any Person from whom any Loan Party obtains the right to use any Intellectual Property under a License.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Lien Waiver” means an agreement, in form and substance satisfactory to the Administrative Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and allows the Administrative Agent to enter the premises and remove, store and dispose of Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for the Administrative Agent, and agrees to deliver Collateral to the Administrative Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver Collateral to the Administrative Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to the Administrative Agent the right, vis-à-vis such Licensor, to enforce the Administrative Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

“Liquidity” means, as of any date of determination, the sum of (a) the lesser of (i) ABL Availability and (ii) the DIP ABL Commitments available to be borrowed under the DIP ABL Facility, plus (b) the sum of (i) the outstanding amount of the Term Loan Commitments (exclusive of Rollup Term Loan Commitments) available to be borrowed under this Agreement, plus (ii) amounts on deposit in the DIP Term Loan Proceeds Account, minus (iii) the CV Reserve, minus (iv) the Back-End Carve Out Reserve; provided however that (1) the amounts under clause (a) above shall be deemed to be zero at any time (A) the DIP ABL Commitments have terminated, or (B) the conditions precedent in Section 4.02 of the DIP ABL Credit Agreement cannot be satisfied (and no written waiver by the DIP ABL Administrative Agent and DIP ABL Required Lenders has been issued), and (2) the amount under clause (b) above shall be deemed to be zero at any time the conditions precedent in Section 4.02 of this Agreement cannot be satisfied (and no written waiver by the Administrative Agent and Required Lenders has been issued).

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Compliance Certificate, (g) each Joinder Agreement, (h) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14, (i) each other Mortgaged Property Support Document, (j) the Intercreditor Agreement, and (k) all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“MAE Exceptions” means the filing, commencement, announcement, prosecution and continuation of the Chapter 11 Cases, the events and conditions related and/or leading up thereto and the effects thereof and any action required to be taken under the Loan Documents or under the Orders and the COVID-19 pandemic.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document (other than in accordance with the terms thereof or as a result of the action or inaction of the Administrative Agent or any Lender), or of the ability of the Borrower, individually, or of the Loan Parties, taken as a whole, to perform its or their payment obligations under any Loan Document to which it is or they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party (other than in accordance with the terms thereof or as a result of the action or inaction of the Administrative Agent or any Lender), in each case, other than arising out of the MAE Exceptions.

“Material Contract” means (a) the Prepetition ABL Credit Agreement, the Prepetition Term Loan Agreement and the DIP ABL Credit Agreement, and (b) with respect to any Person, each contract or agreement (i) to which such Person is a party involving aggregate consideration payable to or by such Person of $3,500,000 or more in any year, (ii) otherwise material to the business, condition (financial or otherwise), operations, performance or properties of such Person or (iii) any other contract, agreement, permit or license, written or oral, of the Borrower and its Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Material Domestic Subsidiary” means any Domestic Subsidiary of Borrower that individually, or together with its Subsidiaries on a consolidated basis, has assets of more than $1,000,000; provided, that in no event shall any Insurance Subsidiary constitute a Material Domestic Subsidiary.

“Maturity Date” means the earliest of (a) June 22, 2022; provided that such date may be extended to July 7, 2022 at the request of the Borrower, (1) no later than May 18, 2022 AUS Armstrong has retained a real estate broker reasonably acceptable to the Administrative Agent (it being understood that CBRE is acceptable to the Administrative Agent) to market the real estate owned by AUS Armstrong pursuant to an engagement letter satisfactory to the Administrative Agent as to scope of engagement and compensation payable to such broker, and the Administrative Agent is permitted to have direct contact with such broker concerning the marketing of such real estate, and (2) the Borrower has received and provided to the Administrative Agent a term sheet for the sale of such real estate for no less than AUS 35,000,000 on or prior to the commencement of the auction for the sale of the Debtors’ U.S. assets, and provided further, that if, prior to such extended maturity date, the Borrower has selected and provided to the Administrative Agent a binding bid for the sale of the assets of AUS Armstrong in an amount sufficient, when combined with other binding bids received at the auction to pay in full all of the Obligations and all Prepetition Term Loan Obligations (after any working capital or similar adjustments contemplated in such bid or bids) and that are reasonably acceptable to the Administrative Agent, the maturity date may be further extended, as necessary, to accommodate the closing conditions set forth in such binding bid, (b) the date which is 30 days after the date of entry of the Interim Order if the Final Order has not been entered by the Court on or prior to such date, (c) the maturity date of the DIP ABL Credit Facility (including any acceleration of the maturity date thereunder by the DIP ABL Administrative Agent or the DIP ABL Required Lenders pursuant to Section 8.02 thereof), (d) the date of the substantial consummation (as defined in section 1101(2) of the Bankruptcy Code) of a plan of reorganization that has been confirmed by an order of the Bankruptcy Court, (e) the date of termination of all of the DIP ABL Commitments pursuant to Section 2.03 of the DIP ABL Credit Agreement, (f) the date on which the Obligations become due and payable pursuant to this Agreement, whether by acceleration or otherwise, (g) the date of consummation of a sale of all or substantially all of the Debtors’ assets under section 363 of the Bankruptcy Code, (h) the date the Loan Parties’ file a motion seeking to convert any or all of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (i) (1) the date of conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or (2) the appointment or election of a trustee under Chapter 11 of the Bankruptcy

Code or a responsible officer or examiner with enlarged powers relating to the operation of the Loan Parties’ business (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106 of the Bankruptcy Code, (j) the date the Loan Parties’ file a motion seeking a dismissal of any or all of the Chapter 11 Cases, or (k) the date of dismissal of any of the Chapter 11 Cases.

“Measurement Period” means, at any date of determination, the most recently completed four (4) fiscal quarters of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means all Real Property owned by a Loan Party with respect to which such Loan Party has delivered a Mortgage (as defined in the Prepetition Term Loan Agreement) and all Mortgaged Property Support Documents.

“Mortgaged Property Support Documents” means, with respect to any Mortgaged Property:

(a) the Orders;

(b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Collateral Agent may reasonably require with respect to other Persons having an interest in the Real Property;

(c) with respect to any Real Property, except as otherwise expressly agreed by Agent in writing, the Collateral Agent shall have received a survey complying with certain requirements of the American Land Title Association in form consistent with those delivered at the Closing, for which all necessary fees (where applicable) have been paid, certified to the Collateral Agent and the issuer of the Mortgage policies by a land surveyor duly registered and licensed in the state in which the property described in such survey is located and otherwise of a similar scope as those provided at the Closing;

(d) the applicable Loan Party shall have delivered to the Collateral Agent evidence of flood insurance naming the Collateral Agent as mortgagee as required by the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended and in effect (or, in the case of the Australian Real Property, any comparable statute under the laws of Australia), which shall be reasonably satisfactory in form and substance to the Collateral Agent;

(e) without limiting clause (d), as to (i) whether such Real Property is a Flood Hazard Property, and (ii) if such Real Property is a Flood Hazard Property, (A) whether the community in which such Real Property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Collateral Agent (1) as to the fact that such Real Property is a Flood Hazard Property, and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (C) copies of insurance policies or certificates of insurance of the Loan Parties and each Subsidiary evidencing flood insurance sufficient for compliance with Flood Laws and otherwise satisfactory to the Collateral Agent and Lenders and naming the Collateral Agent and its successors and/or assigns as sole loss payee on behalf of the Secured Parties;

(f) [Reserved];

(g) the Collateral Agent shall have received a Phase I Environmental Site Assessment in accordance with ASTM Standard E1527-05, in form and substance satisfactory to the Collateral Agent, from an environmental consulting firm reasonably acceptable to the Collateral Agent, which report shall identify recognized environmental conditions and the Collateral Agent shall be satisfied with the nature of any such matters and Collateral Agent may, upon the receipt of a Phase I Environmental Site Assessment, require the delivery of further environmental assessments or reports to the extent such further assessments or reports are recommended in the Phase I Environmental Site Assessment or Collateral Agent determines that such further environmental assessments or reports are required, it being agreed that the Loan Parties shall be responsible for all costs and expenses associated with such assessments and reports;

(h) an Environmental Agreement and such other documents, instruments or agreements as the Collateral Agent may reasonably require with respect to any environmental risks regarding such Real Property; and

(i) the applicable Loan Party shall have delivered such other information and documents as may be reasonably requested by the Collateral Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition or any Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Term Loans made by such Lender, substantially in the form of Exhibit E.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Term Loan, which shall be substantially in the form of Exhibit I or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Term Loan, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means a certificate substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Operating Facilities” means, at any time, a collective reference to the facilities and Real Properties owned, leased or operated by Borrower or any of its Subsidiaries.

“Order” means (i) until entry of the Final Order, the Interim Order and (ii) after entry of the Final Order, the Final Order, or the Interim Order and the Final Order as the “Orders”.

“Ordinary Course of Business” means the ordinary course of business of the Borrower, any other Loan Party or, with respect to the Designated Disbursement Account, any Subsidiary of the Borrower, undertaken in good faith and consistent with applicable Law and past practices.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws, or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07(b)).

“Outstanding Amount” means with respect to Term Loans, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, occurring on such date. From and after the effective repayment of the Prepetition Term Loans with the Rollup Term Loans pursuant to the Interim Order (or Final Order, when applicable), the Outstanding Amount of such Rollup Term Loans shall be zero.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Patent License” means any written agreement providing for the grant by or to a Grantor of any right to manufacture, use or sell any invention covered by a Patent.

“Patents” means (a) all letters patent of the United States and all reissues and extensions thereof, and (b) all applications for letters patent of the United States and all divisions, continuations and continuations-in-part thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Discretion” means a determination made in good faith in the exercise of reasonable (from the perspective of an asset-based secured lender) business judgment.

“Permitted Investments” means, at any time, Investments by the Borrower or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 7.02.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Transfers” means (a) Dispositions of Inventory in the Ordinary Course of Business; (b) Dispositions of property to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) non-exclusive licenses and sublicenses of Intellectual Property entered into in the Ordinary Course of Business; and (e) the sale or disposition of Cash Equivalents for fair market value.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning assigned to such term in the Recitals.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledge Agreement” means has the meaning specified for such term in the Prepetition ABL Credit Agreement.

“Pledged Collateral” has the meaning specified in the Pledge Agreement.

“Postpetition” means the time period commencing immediately upon the filing of the applicable Chapter 11 Case.

“Prepetition” means the time period ending immediately prior to the filing of the applicable Chapter 11 Case.

“Prepetition ABL Agent” means Bank of America, N.A., in its capacity as administrative agent under any of the Prepetition ABL Loan Documents.

“Prepetition ABL Credit Agreement” that certain Credit Agreement, dated as of December 31, 2018, among the Borrower, the guarantors signatory thereto, the Prepetition ABL Agent, and certain financial institutions party thereto as lenders, as amended, restated, supplemented or otherwise modified through the date hereof.

“Prepetition ABL Lenders” means the “Lenders” as defined in the Prepetition ABL Credit Agreement.

“Prepetition ABL Loan Documents” means the “Loan Documents” as defined in the Prepetition ABL Credit Agreement.

“Prepetition ABL Obligations” means “Obligations” (as defined in the Prepetition ABL Credit Agreement).

“Prepetition ABL Priority Collateral” means the “ABL Priority Collateral” as such term is defined in the Prepetition Intercreditor Agreement.

“Prepetition AUS Term Loan” means “AUS Term Loan” as defined in the Prepetition Term Loan Agreement.

“Prepetition Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement among the Prepetition ABL Agent and the Prepetition Term Loan Agent, and acknowledged by the Loan Parties and AUS Armstrong, dated as of December 30, 2021.

“Prepetition Term Loan Agent” has the meaning assigned to such term in the Recitals.

“Prepetition Term Loan Agreement” has the meaning assigned to such term in the Recitals.

“Prepetition Term Loan Documents” means the “Loan Documents” as defined in the Prepetition Term Loan Agreement, as amended, supplemented, restated, refinanced, replaced or otherwise modified from time to time in accordance with Section 5.2(b) of the Prepetition Intercreditor Agreement.

“Prepetition Term Loan Lenders” means the “Lenders” as defined in the Prepetition Term Loan Agreement.

“Prepetition Term Loan Obligations” means “Obligations” as defined in the Prepetition Term Loan Agreement.

“Prepetition Term Loan Priority Collateral” has the meaning assigned to the term “Term Loan Priority Collateral” in the Prepetition Intercreditor Agreement.

“Prepetition US Term Loans” means “US Term Loans” as defined in the Prepetition Term Loan Agreement.

“Prior Week” means, as of any date of determination, the immediately preceding week ended on a Saturday and commencing on the prior Sunday.

“Professional Fee Reserve” has the meaning assigned to such term in the Interim Order (or the Final Order, when applicable).

“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible.

“Protective Advance” has the meaning specified in Section 2.02.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Liens” has the meaning specified in Section 7.01(i).

“Qualifying Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary, the Prepetition ABL Agent, and the Prepetition Term Loan Agent, which agreement is in form and substance acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Real Property” shall mean any estates or interests in real property now owned or hereafter acquired by any Borrower or its Subsidiaries and the improvements thereto.

“Real Property Appraisal” means, as to any Real Property Collateral, an appraisal (based on Appraised Value) of such Real Property Collateral conducted a third party appraiser engaged by the Administrative Agent which shall assume a marketing time of twelve (12) months and otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

“Real Property Contracts” shall mean all contracts necessary for the use, maintenance, construction, and operation of the Mortgaged Property Collateral.

“Recipient” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Remedies Notice Period” has the meaning assigned to such term in the Interim Order (or Final Order, when applicable).

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided, that the Total Credit Exposures of Defaulting Lenders shall be disregarded in determining Required Lenders; provided, further, that if there are only two (2) Lenders that are not Defaulting Lenders, Required Lenders shall mean all Lenders that are not Defaulting Lenders.

“Required Milestones” means the covenants set forth on Schedule 6.28.

“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means the EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, the Chief Transformation Officer, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding.

“Rollup Term Loan(s)” shall mean $24,000,000 of Term Loans funded hereunder on the Effective Date deemed pursuant to the Interim Order (or Final Order, when applicable) to repay a portion of the Prepetition Term Loans in such amount.

“Rollup Term Loan Commitment” means, with respect to each Term Loan Lender, its commitment to make Rollup Term Loans to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 1.01(b).

“S&P” means Standard & Poor’s Financial Services LLC and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, provided that the rent payable pursuant to any such lease is on market terms.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Secured Parties” means, collectively, the Administrative Agent, Collateral Agent, the Lenders, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Security Agreement” has the meaning specified for such term in the Prepetition Term Loan Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the Ordinary Course of Business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Cases” means, with respect to the Chapter 11 Cases, any subsequent proceedings under chapter 7 of the Bankruptcy Code.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan(s)” has the meaning specified in Section 2.01.

“Term Loan Availability” means, as of any date of determination, the sum of (i) the Term Loan Commitments (exclusive of Rollup Term Loan Commitments), plus (ii) from and after the date of funding of the remaining undrawn portion of the Term Loan Commitment to the DIP Term Loan Proceeds Account pursuant to Section 2.01(b)(i), cash on deposit in the Term Loan Proceeds Account, minus (iii) the CV Reserve, minus (iv) the Back End Carve Out Reserve.

“Term Loan Cash Collateral Account” has the meaning assigned to the term “Term Loan Cash Collateral Account” in the Intercreditor Agreement.

“Term Loan Commitment” means, with respect to each Lender, its obligation to make advances of the Term Loans (inclusive of Rollup Term Loans) up to the maximum principal amount shown on Schedule 1.01(b).

“Threshold Amount” means $5,000,000; provided that, for purposes of Section 8.01(e) with respect to the China Facility, the Threshold Amount shall be $15,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the Outstanding Amount of all Term Loans of such Lender at such time.

“Trademark License” means any written agreement providing for a grant by or to a Grantor of any right to use any Trademark.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States or any state thereof, and (b) all renewals thereof.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States and that is not a CFC.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“U.S. Trustee” means the United States Trustee responsible overseeing the administration of the Chapter 11 Cases.

“Value” means, on any date of determination: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among the Borrower and its Affiliates (provided that it is understood and agreed that the information contained therein with respect to the Inventory may be calculated on a roll-forward basis and, other than in the case of numbers reported as of the most recent month-end, shall be subject to assumptions and estimates); and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Work” means any work that is subject to copyright protection pursuant to Title 17 of the United States Code.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document and, to the extent applicable, the Intercreditor Agreement), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to Value, Term Loans, other Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. ABL Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to the Administrative Agent in its Permitted Discretion (and not necessarily calculated in accordance with GAAP).

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company shall constitute a separate Person hereunder (and each Division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03	Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements delivered under the Prepetition Term Loan Agreement, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP, any change in the Loan Parties’ accounting policies, or any change in the application of GAAP by the Loan Parties, in any case, would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with the definition of “Capital Leases”, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Pro Forma Treatment. Each Disposition of all or substantially all of a line of business and each acquisition by the Borrower and its Subsidiaries that is consummated during any Measurement Period shall, for purposes of determining compliance with the financial covenants set forth in Section 7.11, be given pro forma effect as of the first day of such Measurement Period.

1.04	Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06	[Reserved].

1.07	UCC Terms.

Terms defined in the UCC in effect on the Effective Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.08	Rates.

The Administrative Agent and the Lenders do not warrant, nor accept responsibility, nor shall the Administrative Agent or any of the Lenders have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Benchmark Replacement) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Benchmark Replacement) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II

TERM LOANS

2.01	Term Loans.

(a) Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make one or more loans (each, a “Term Loan” and collectively, the “Term Loans”) to the Borrower, in Dollars, in an aggregate amount not to exceed Term Loan Availability. On the Effective Date, subject to satisfaction of the conditions set forth in Section 4.01, (i) the Term Lenders having a Rollup Term Loan Commitment are deemed to have advanced the Rollup Term Loans in an aggregate amount equal to $24,000,000 pursuant to such Lender’s Pro Rata Share of the aggregate Rollup Term Loan Commitments set forth on Schedule 1.01(b), and (ii) the Term Loan Lenders are deemed to have advanced the sum of $1,333,333 constituting the Closing Fee (as such term in defined in the Fee Letter), pursuant to each such Lender’s Pro Rata Share of its Term Loan Commitment set forth on Schedule 1.01(b), all of which amounts shall be deemed Term Loans hereunder. Thereafter, subject to the satisfaction of the conditions set forth in Section 4.02, Term Loans will be advanced from time to time (i) prior to establishment of the DIP Term Loan Funding Account, as requested by the Borrower by written request, as contemplated by Section 2.01(b)(i), and (ii) following establishment and funding of the DIP Term Loan Proceeds Account, in the manner contemplated by Section 2.01(b)(ii). Upon the advance of any Term Loan hereunder (including, without limitation, the Term Loans advanced on the Effective Date as described above in this Section 2.01(a), the Term Loan Commitments (including the Rollup Term Loan Commitments) shall be permanently reduced by the amount of such advance. Term Loans that are repaid or prepaid (to the extent permitted hereunder) may not be reborrowed. Amounts available for borrowing hereunder, whether a Term Loan advanced by the Administrative Agent or the Lenders pursuant to Section 2.01(b)(i), or a drawing of funds by the Borrower from the Term Loan Proceeds Account pursuant to Section 2.01(b)(ii), shall not exceed the Term Loan Availability.

(b) Term Loan Funding.

(i) Subject to satisfaction of the conditions set forth in this Section 2.01(b)(i) and Section 4.02, prior to the establishment of the DIP Term Loan Proceeds Account as contemplated by Section 2.01(b)(ii) below, the Lenders shall make advances of the Term Loan to the Borrower as the Borrower may from time to time request by delivery of a DIP Term Loan Funding Request no later than one (1) Business Day prior to the requested date of funding of such Term Loan. Unless otherwise agreed by the Administrative Agent, DIP Term Loan Fundings under this Section 2.01(b)(i) shall be available not more than once each week, and only on the date of, or within one Business Day after, delivery by the Borrower to the DIP ABL Agent of the most recent weekly ABL Borrowing Base Report. Each DIP Term Loan Funding Request submitted pursuant to this Section 2.01(b)(i) shall be accompanied by the most recent ABL Borrowing Base Report delivered by the Borrower to the ABL Administrative Agent together with evidence reasonably satisfactory to the Administrative Agent of the Borrower’s compliance with the Minimum Formula Availability Amount covenant set forth in Section 7.11 of this Agreement. Within one (1) Business Day following establishment of the DIP Term Loan Proceeds Account as a Controlled Account, the Lenders shall fund a Term Loan in an aggregate amount equal to the then remaining balance of the Term Loan Commitments into the DIP Term Loan Proceeds Account.

(ii) Subject to satisfaction of the conditions set forth in this Section 2.01(b)(ii) and Section 4.02, from and after the establishment of the DIP Term Loan Proceeds Account as a Controlled Account, proceeds of the Term Loans on deposit in the DIP Term Loan Proceeds Account shall be made available to the Borrowers from time to time upon delivery of a DIP Term Loan Funding Request. Unless otherwise agreed by the Administrative Agent, DIP Term Loan Fundings in the form of withdrawals or disbursements of Term Loan proceeds from the DIP Term Loan Proceeds Account shall be available not more than once each week, and only on the date of, or within one Business Day after, delivery by the Borrower to the DIP ABL Agent of the most recent weekly ABL Borrowing Base Report. Each DIP Term Loan Funding Request submitted pursuant to this Section 2.01(b)(ii) shall be accompanied by the most recent ABL Borrowing Base Report delivered by the Borrower to the ABL Administrative Agent together with evidence reasonably satisfactory to the Administrative Agent of the Borrower’s compliance with the Minimum Formula Availability Amount covenant set forth in Section 7.11 of this Agreement. Proceeds on deposit in the DIP Term Loan Funding Account shall only be available to the Borrower strictly in accordance with the terms of this Agreement and the Order. All proceeds on deposit in the DIP Term Loan Funding Account shall constitute Collateral securing the Obligations. Without limiting the terms of Section 4.02 hereof, the Borrower shall not have access to the proceeds on deposit in the DIP Term Loan Proceeds Account and no DIP Term Loan Funding Request shall be submitted or honored, at any time that a Default or Event of Default has occurred and continues to exist. Notwithstanding anything to the contrary herein, the Borrower’s access to funds on deposit in the DIP Term Loan Proceeds Account shall terminate, without further action of any party, upon the Maturity Date (including any acceleration of the Maturity Date hereunder) or any earlier termination of this Agreement.

2.02	Protective Advances.

The Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s discretion, to make, at any time and from time to time, a disbursement or advance which: (a) is made to maintain, protect or preserve the Collateral and/or the Secured Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Secured Parties; or (b) is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; and (c) is made to pay any amount chargeable to any Loan Party hereunder (collectively, “Protective Advances”). All Protective Advances shall be repayable on demand of the Administrative Agent and, together with all interest thereon, constitute Obligations secured by the Collateral. Protective Advances shall not constitute Term Loans but shall otherwise constitute Obligations for all purposes hereunder. Interest on Protective Advances shall be payable at the LIBO Rate in effect from time to time, plus the Applicable Margin and shall be payable on demand of the Administrative Agent. Each Lender agrees that it shall pay to Administrative Agent, upon Administrative Agent’s demand, in immediately available funds, an amount equal to such Lender’s pro rata share of each such Protective Advance. The making of any such Protective Advance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Protective Advance on any other occasion or to permit such Protective Advances to remain outstanding. The Administrative Agent shall have no liability for, and no Loan Party or Secured Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent with respect to any Protective Advance.

2.03	[Reserved].

2.04	[Reserved].

2.05	Prepayments.

(a) Optional Prepayments. The Borrower may, at any time or from time to time following the Effective Date, upon delivery to the Administrative Agent of a Notice of Loan Prepayment, voluntarily prepay the Term Loans in whole or in part; provided that, unless otherwise agreed by the Administrative Agent, such notice must be received by the Administrative Agent not later than 11:00 a.m. on the date of prepayment of the Term Loans. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of any such notice and the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of principal shall be accompanied by all accrued interest on the principal amount prepaid. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be paid to the Lenders in accordance with their respective Applicable Percentages of the Term Loans.

(b) Mandatory Prepayments.

(i) Dispositions and Involuntary Dispositions. Subject to the terms of the Prepetition Intercreditor Agreement and the Orders (including the Carve Out), immediately upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds from any Disposition (other than a Permitted Transfer) or Involuntary Disposition, the Borrower shall first prepay the Prepetition Term Loan Obligations as provided in the Prepetition Term Loan Agreement in an aggregate amount equal to 100% of such Net Cash Proceeds, until paid in full, and then apply any remaining proceeds to the prepayment of the Term Loans and other Obligations hereunder.

(ii) [Reserved].

(iii) Equity Issuance. Subject to the terms of the Prepetition Intercreditor Agreement and the Orders (including the Carve Out), immediately upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Equity Issuance by (A) the Borrower or (B) any Subsidiary of the Borrower to any Person that is not the Borrower or another Subsidiary of the Borrower, and excluding any Equity Issuance to any Loan Party’s officers, directors or employees that is permitted under Section 7.06, the Borrower shall prepay the Prepetition Term Loan Obligations as provided in the Prepetition Term Loan Agreement in an aggregate amount equal to 100% of such Net Cash Proceeds, unless such proceeds are applied to prepay the Prepetition ABL Obligations under the terms of the Prepetition ABL Documents.

(iv) Debt Issuance. Subject to the terms of the Prepetition Intercreditor Agreement and the Orders (including Carve Out), immediately upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Prepetition Term Loan Obligations as provided in the Prepetition Term Loan Agreement in an aggregate amount equal to 100% of such Net Cash Proceeds unless such proceeds are applied to prepay the Prepetition ABL Obligations under the terms of the Prepetition ABL Documents.

(v) Extraordinary Receipts. Subject to the terms of the Prepetition Intercreditor Agreement and the Orders, immediately upon receipt by any Loan Party or any Subsidiary of any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries, and not otherwise included in clause (i), (ii), (iii), or (iv) of this Section, the Borrower shall prepay the Prepetition Term Loan Obligations as provided in the Prepetition Term Loan Agreement an aggregate principal amount equal to 100% of all Net Cash Proceeds received therefrom, unless such proceeds are applied to prepay the Prepetition ABL Obligations under the terms of the Prepetition ABL Documents.

(vi) Application of Payments. Each prepayment of the Term Loans pursuant to the foregoing provisions of Section 2.05(b)(i)-(v) shall be paid by such Loan Party to Administrative Agent for the ratable benefit of Lenders in accordance with their respective pro rata percentages under the Prepetition Term Loan Agreement, as a mandatory prepayment of the Prepetition Term Loan Obligations and shall be applied to repay the Prepetition Term Loan Obligations first against the Prepetition Term Loan Obligations in respect of the Prepetition US Term Loans thereunder until paid in full, and then against the Prepetition Term Loan Obligations in respect of the Prepetition AUS Term Loans thereunder, and as otherwise provided in the Prepetition Term Loan Agreement.

(vii) DIP Term Loan Proceeds Account. Upon the Maturity Date or any earlier termination of this Agreement (including the occurrence of any DIP Termination Event under and as defined in the Interim Order or Final Order, when applicable), any amounts on deposit in the DIP Term Loan Proceeds Account received by the Administrative Agent or the Collateral Agent shall be applied to repay the outstanding balance of the Term Loans and other Obligations hereunder, to each Lender in accordance with its respective Applicable Percentage thereof.

All prepayments under this Section 2.05(b) shall be and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06	[Reserved].

2.07	Repayment of Term Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate amount of all Term Loans and all other Obligations outstanding on such date.

2.08	Interest and Default Rate.

(a) Interest. Subject to the provisions of Section 2.08(b) and (c), all Obligations, including the Term Loans, shall bear interest at a rate per annum equal to the LIBO Rate in effect from time to time, plus the Applicable Margin, and shall accrue from the date of funding of each applicable Term Loan hereunder until payment in full of all Obligations by the Borrower.

(b) Default Rate.

(i) While any Event of Default exists (including a payment default), all outstanding Obligations shall accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payments. Interest on each Term Loan shall be due and payable in arrears in cash (i) on each Interest Payment Date, (ii) on any date of prepayment, with respect to the principal amount of Term Loans being prepaid, and (iii) at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. Interest accrued on any other Obligations under the Loan Documents shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand, and all accrued but unpaid interest on the Obligations (including PIK Interest) shall be due and payable in full on the Maturity Date (or if earlier, the Facility Termination Date).

2.09	Fees.

The Loan Parties shall pay all fees set forth in the Fee Letter and any other fee letter executed in connection with this Agreement and such fees are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. The Loan Parties shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10	Computation of Interest and Fees.

All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on the Term Loans for the day on which such Term Loans are made, and shall accrue for the day on which such Term Loan or any portion thereof is paid. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11	Evidence of Debt.

(a) Maintenance of Accounts. The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the Ordinary Course of Business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Term Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

(b) Maintenance of Records. In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in any Term Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12	Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) [Reserved].

(c) [Reserved].

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Term Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.

(f) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Term Loan shall be made by the Lenders on a pro rata basis in accordance with their respective Commitment, (ii) each payment of fees under Section 2.09 shall be made for account of the appropriate Lenders on a pro rata basis; (iii) each payment or prepayment of principal of Term Loans by the Borrower shall be made for account of the Lenders on a pro rata basis in accordance with the respective unpaid principal amounts of the Term Loans held by them; and (iv) each payment of interest on the Term Loans by the Borrower shall be made for account of the Lenders on a pro rata basis in accordance with the amounts of interest on such Term Loans then due and payable to the Lenders.

2.13	Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) any Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Term Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(1) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(2) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement, (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14	Cash Collateral.

(a) Certain Credit Support Events. If the Borrower shall be required to provide Cash Collateral pursuant to 8.02(c), the Borrower shall within one (1) Business Day following any request by the Administrative Agent, provide Cash Collateral in an amount required by the definition of Cash Collateral hereunder.

(b) Grant of Security Interest. The Borrower hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and agrees to maintain a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Cash Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, other than Permitted Liens, or that the total amount of such Cash Collateral is less than the amount determined by the Administrative Agent, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in the Term Loan Cash Collateral Account. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or 8.02 shall be held and applied to the satisfaction of the Obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to secure Obligations shall be released promptly following (i) the elimination of such Obligations giving rise thereto, or (ii) the determination by the Administrative Agent that there exists excess Cash Collateral; provided, however, (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and the Administrative Agent may agree that Cash Collateral shall not be released but instead held to support future anticipated Obligations.

2.15	Defaulting Lenders

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; third, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16	Effect of Termination.

Until the Facility Termination Date, all undertakings of the Loan Parties contained in the Loan Documents shall continue, and the Administrative Agent shall, subject to Section 9.10 hereof, retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents.

2.17	Prepetition Term Loan Obligations.

(a) Continuation of Liens. Subject to the terms of the Interim Order or the Final Order, as applicable, until (i) the indefeasible payment in full in cash of the Guaranteed Obligations and the Prepetition Term Loan Obligations, (ii) all objections and challenges (including, without limitation, any Challenge Proceeding (as defined in the Order)) to (A) the liens, security interests and claims of the Prepetition Term Loan Agent (including, without limitation, liens granted for adequate protection purposes) and/or (B) the Prepetition Term Loan Obligations have been waived, denied or barred, and (iii) all of the Debtors’ Stipulations (as defined in the Order) have become binding on their estates and parties in interest in accordance with the Order, all liens, security interests and claims of the Prepetition Term Loan Agent (including, without limitation, liens granted for adequate protection purposes) shall remain valid and enforceable with the same continuing priority as described herein and the Prepetition Term Loan Documents shall remain in full force and effect; provided, however, that, subject to the results of any applicable Challenge Proceeding (as defined in the Order), to the extent that Prepetition Term Loan Obligations have been paid pursuant to this Agreement and/or the Order and have become and are Obligations hereunder, such Prepetition Term Loan Obligations shall not be due or owing separately under the Prepetition Term Loan Documents; provided, further, however, that nothing in the foregoing proviso shall alter or diminish, or be deemed to alter or diminish, the Adequate Protection (as defined in the Order) of the Prepetition Term Loan Agent and the Prepetition Term Loan Lenders.

(b) Avoided Payments. In the event that Prepetition Term Loan Agent or any of the Prepetition Term Loan Lenders are required to repay or disgorge to any Loan Party or any representatives of the Loan Parties’ estate (as agents, with derivative standing or otherwise) all or any portion of the Prepetition Term Loan Obligations authorized and directed to be repaid pursuant to the Interim Order or the Final Order, or any payment on account of the Prepetition Term Loan Obligations made to Prepetition Term Loan Agent or any Prepetition Term Loan Lender is rescinded for any reason whatsoever, including, but not limited to, as a result of any Avoidance Action, or any other action, suit, proceeding or claim brought under any other provision of any applicable Bankruptcy Code or other applicable debtor relief law or any applicable state law, or any other similar provisions under any other state or federal statutory or common law (all such amounts being hereafter referred to as the “Avoided Payments”), then, in such event unless otherwise expressly ordered by the Bankruptcy Court, the Loan Parties shall prepay the Term Loans, in an amount equal to 100% of such Avoided Payments immediately upon receipt of the Avoided Payments by any Loan Party or any representative of the Loan Parties’ estate.

2.18	Super-Priority Nature of Obligations and Administrative Agent’s Liens; Payment of Obligations.

(a) The priority of Administrative Agent’s Liens on the Collateral, claims and other interests shall be as set forth in the Interim Order and Final Order, when applicable.

(b) Upon the maturity (whether by acceleration or otherwise) of any of the Obligations, the Administrative Agent and Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Court.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall also, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02	Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Term Loan or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to charge interest rates based upon the LIBO Rate shall be suspended until such Lender notifies the Administrative Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice the Administrative Agent, in consultation with the Borrower, shall establish an alternative rate applicable to the Obligations as contemplated by Section 3.03 hereof.

3.03	Inability to Determine Rates.

(a) Subject to Section 3.04, if in connection with any Term Loan accruing interested based on the LIBO Rate, (i) Administrative Agent determines that adequate and reasonable means do not exist for determining the LIBO Rate or (ii) the Administrative Agent or the Required Lenders reasonably determine that for any reason the LIBO Rate does not adequately and fairly reflect the cost to such Lenders of funding the Term Loans, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to maintain Term Loans using the LIBO Rate shall be suspended.

(b) Subject to Section 3.04, if, notwithstanding the foregoing, if Administrative Agent has made the determination described in clause (a)(i) or (a)(ii) of this Section, or if any Lender has delivered a notice pursuant to Section 3.02, Administrative Agent, in consultation with the Borrower and the Lenders, may establish an alternative interest rate for the Term Loans, in which case, such alternative rate of interest shall apply with respect to the Term Loans until (i) Administrative Agent revokes the notice delivered under clause (a) of this Section, (ii) Administrative Agent or the Required Lenders notify Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of maintaining the Term Loans, or (iii) any Lender determines that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Term Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides Administrative Agent and the Borrower written notice thereof.

3.04	LIBOR Successor Rate.

Notwithstanding anything to the contrary herein or in any other Loan Document:

(a) On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12- month U.S. dollar LIBOR tenor settings. On the earliest of (A) the date that all Available Tenors of U.S dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023 and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.

(b) (x) Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by the Administrative Agent that neither of the alternatives under clause (1) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (1) of the definition of Benchmark Replacement unless the Administrative Agent determines that neither of such alternative rates is available.

(y) On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.

(c) At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.

(d) In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(e) The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.04, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.04.

(f) At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

Definitions.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.04 then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means:

(1) For purposes of Section 3.04(a), the alternative set forth below:

the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration; and

(2) For purposes of Section 3.04(b), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of:

a determination by the Administrative Agent, or a notification by the Borrower to the Administrative Agent that the Borrower has made a determination, that U.S. dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 3.04, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and the joint election by the Administrative Agent and the Borrower to replace LIBOR with a Benchmark Replacement and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Other Rate Early Opt-in” means the Administrative Agent and the Borrower have elected to replace LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (1) an Early Opt-in Election and (2) Section 3.04(b) and paragraph (2) of the definition of “Benchmark Replacement”.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR Early Opt-in” means the Administrative Agent and the Borrower have elected to replace LIBOR pursuant to (1) an Early Opt-in Election and (2) Section 3.04(a) and paragraph (1) of the definition of “Benchmark Replacement”.

“Term SOFR” means, for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

3.05	Increased Costs; Reserves on LIBO Rate Loans

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.05(d));

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting any Lender’s Term Loan or this Agreement;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Loan, or to increase the cost to such Lender to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Reserves. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of such Lender’s Term Loan equal to the actual costs of such reserves allocated to such Term Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance or the funding of the Term Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Term Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Term Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

(e) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.06	[Reserved].

3.07	Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.07(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.08	Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and the Facility Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT TO TERM LOANS

4.01	Conditions of the Term Loans.

Except to the extent specifically included as a post-closing obligation under Section 6.17 hereof, the obligation of each Lender to fund its Term Loan hereunder on the Effective Date is subject to satisfaction or waiver of the following conditions precedent:

(a) Execution of Agreement; Loan Documents. The Administrative Agent shall have received originals or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of each signing Loan Party, dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party and a duly authorized officer of each Lender;

(ii) for the account of each Lender requesting a Note, a Note executed by a Responsible Officer of the Borrower; and

(iii) counterparts of any other Loan Document executed by a Responsible Officer of the applicable Loan Party and a duly authorized officer of each other Person party thereto.

(b) Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate dated the Effective Date, certifying as to (i) the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), (ii) the resolutions of the governing body of each Loan Party authorizing execution and delivery of, and performance of the obligations under, the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to the Facility, (iii) a certificate of good standing, existence or its equivalent of each Loan Party issued by the Secretary of State or other appropriate official of such Loan Party’s jurisdiction of organization, and (iv) the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party. Any Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Loan Party in writing.

(c) Approved Budget. The Administrative Agent shall have received the Approved Budget.

(d) Liability, Casualty, Property, Terrorism and Business Interruption Insurance. The Administrative Agent shall have received satisfactory evidence that all liability, casualty, property, terrorism and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents or as required by the Administrative Agent continues in full force and effect as of the Effective Date through the Maturity Date.

(e) Closing Condition Certificate. The Administrative Agent shall have received a certificate from the Borrower, signed by a Responsible Officer of the Borrower, certifying (A) that the conditions specified in Sections 4.01(m) been satisfied, (B) since the Petition Date, other than those events or circumstances arising from MAE Exceptions there has been no event or circumstance, either individually or in the aggregate, that has or would reasonably to be expected to have a Material Adverse Effect, (C) as to the absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that

(1) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, or (2) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, and (D) that upon giving pro forma effect to the initial funding of the Loans, concurrent funding of the loans under the DIP ABL Facility and the payment by the Borrower of all fees and expenses incurred in connection herewith and due on the Effective Date, the Borrower is in compliance with the financial covenants set forth in Section 7.11.

(f) ABL Borrowing Base Report. The Administrative Agent shall have received the ABL Borrowing Base Report as of the close of business on May 6, 2022 (provided that it is understood and agreed that the information contained therein with respect to Inventory may be calculated as of April 30, 2022), together with such supporting information and backup documentation as the Administrative Agent may reasonably request.

(g) Reserved.

(h) Fees and Expenses. The Administrative Agent and the Lenders shall have received all fees and expenses, if any, due and owing pursuant to the Fee Letter and Section 2.09.

(i) Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained herein and in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date the funding of any Term Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (other than if such representations and warranties are subject to “materiality” or “Material Adverse Effect” or similar language, in which case they shall be true and correct in all respects).

(j) Security Interest. The Administrative Agent and each Lender shall be satisfied that the Loan Documents and the Interim Order shall be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid, perfected and enforceable security interest and Lien upon the Collateral, with the priority set forth in the Interim Order and the terms thereof.

(k) First Day Orders. The Administrative Agent and the Required Lenders shall have received in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders that the Bankruptcy Court has approved and entered all “first day” orders, including the Cash Management Order and the Interim Order, each of which shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders.

(l) DIP ABL Credit Facility. After entry of the Interim Order, the Administrative Agent and each Lender shall have received fully executed copies of the DIP ABL Credit Agreement and the other material DIP ABL Loan Documents, in form and substance reasonably satisfactory to Administrative Agent in its sole discretion.

(m) No Material Adverse Effect.

(i) Since the Petition Date, other than those events or circumstances arising from the MAE Exceptions, there has been no event or circumstance, either individually or in the aggregate, that has or would reasonably be expected to have a Material Adverse Effect.

(ii) Except for actions, suits, investigations, proceedings, claims or disputes stayed by section 362 of the Bankruptcy Code, no orders, injunctions or pending litigation exists which would reasonably be expected to have a Material Adverse Effect or which challenges this Agreement, the Loan Documents or the credit facilities contemplated hereunder.

(iii) Since the Petition Date, there has been no material increase in the liabilities, liquidated or contingent, of the Borrower and the Guarantors taken as a whole, or material decrease in the assets of the Borrower and the Guarantors taken as a whole (other than the incurrence of the Indebtedness pursuant to the DIP ABL Credit Agreement).

(iv) Except for any defaults or events of default arising solely as a result of the MAE Exceptions, any defaults or events of default under the Prepetition Term Loan Agreement or any defaults or events of default under any lease or subleases contemplated by Section 5.08(c), no Default or Event of Default shall have occurred and be continuing or shall arise hereunder immediately after giving effect to this Agreement and the transactions contemplated hereby to occur on or before the Effective Date.

(v) Other than those resulting from the MAE Exceptions, since the Petition Date, there shall have been no adverse change in the ability of the Administrative Agent and the Lenders to enforce the Loan Documents and the Obligations of the Borrower and the Guarantors hereunder.

(n) Insolvency Matters – Chapter 11 Cases. The Bankruptcy Court shall have entered an Interim Order by no later than five (5) days after the Petition Date, and the Bankruptcy Court shall have approved and entered all “first day” orders, including, without limitation, the Cash Management Order.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02	Conditions to each DIP Term Loan Funding.

Each advance of a Term Loan pursuant to Section 2.01(b)(i) and each disbursement or withdrawal of funds on deposit in the DIP Term Loan Funding Account pursuant to Section 2.01(b)(ii), is subject to satisfaction of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article II, Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Term Loan.

(b) Default. No Default shall exist, or would result from such proposed withdrawal of Term Loan proceeds or from the application of such proceeds.

(c) ABL Availability. As at the time of such DIP Term Loan Funding or after giving effect to any contemporaneous borrowing under the DIP ABL Facility, ABL Availability shall not be greater than $100,000 (or such lesser amount as determined by the DIP ABL Agent and the Borrower pursuant to Section 2.02(a) of the DIP ABL Facility).

(d) DIP Term Loan Funding Request. The Administrative Agent shall have received (i) a DIP Term Loan Funding Request in accordance with the requirements hereof, (ii) a certificate of a Responsible Officer of the Borrower Agent certifying as to the matters described in clauses (a), (b) and (c) of this Section 4.02, (iii) with respect to the week in which such DIP Term Loan Funding is to be made, (A) the Budget Compliance Certificate for such week required to be delivered to the Administrative Agent pursuant to Section 6.27(d) (attaching the Approved Budget Variance Report for the Prior Week) and (B) the 7-week cash flow forecast for such week required to be delivered to the Administrative Agent pursuant to Section 6.27(f) and (v) the most recent ABL Borrowing Base Report delivered by the Borrower to the DIP ABL Agent together with evidence reasonably satisfactory to the Administrative Agent of the Borrower’s compliance with the Minimum Formula Availability Amount covenant set forth in Section 7.11 of this Agreement.

(e) The Interim Order or the Final Order, as applicable, shall not have been vacated, stayed, reversed, modified, or amended without the Administrative Agent’s prior written consent and shall otherwise be in full force and effect and no motion for reconsideration of the Interim Order or the Final Order, as applicable, shall have been timely filed by a Debtor of any of its Subsidiaries.

(f) If the requested DIP Term Loan Funding is to be used to fund payments to critical vendors during the CV Reserve Reduction Period, the Company shall have consulted with the Administrative Agent and the CV Reserve Reduction Conditions have been satisfied.

(g) After giving effect to such proposed DIP Term Loan Funding, (i) no Protective Advance shall be outstanding, (ii) there shall not exist or have occurred since the Petition Date, any condition, even or act that could reasonably be expected to have a Material Adverse Effect, and (iii) Term Loan Availability shall not be less than zero.

(h) With respect the Term Loan contemplated to be advanced pursuant to the last sentence of Section 2.01(b)(i) above and thereafter, any withdrawal or disbursement of Term Loan Proceeds from the DIP Term Loan Proceeds Account pursuant to Section 2.01(b)(ii), the Borrower shall have established the DIP Term Loan Proceeds Account and such account shall be subject to a Control Agreement in favor of the Administrative Agent.

Each DIP Term Loan Funding Request submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b), (c), (e) and (g)(iii) have been satisfied on and as of the date of the applicable DIP Term Loan Funding.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce each Agent and Lenders to enter into this Agreement and to make available the Term Loans hereunder, each Loan Party represents and warrants to each Agent and the Lenders, as of the date made or deemed made, that:

5.01	Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) subject to the Bankruptcy Code, the Bankruptcy Rules, entry of the Interim Order or the Final Order, as applicable, and such other orders as have been or may hereafter be entered by the Bankruptcy Court in the Chapter 11 Cases, has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), (A) where the failure to so qualify is the result of the status of the Loan Parties as debtors in possession in the Chapter 11 Cases, and (B) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. The copy of the Organization Documents of each Loan Party provided to the Administrative Agent pursuant to the terms of this Agreement is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.02	Authorization; No Contravention.

Subject to entry of the Interim Order or the Final Order, as applicable, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) except as otherwise excused by the Bankruptcy Code, conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation not subject to the Automatic Stay imposed as a result of the Chapter 11 Cases to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB); except in each case referred to in clause (b) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03	Governmental Authorization; Other Consents.

Subject to entry of the Interim Order or Final Order, as applicable, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person (other than the entry of the Orders) is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained, (ii) filings to perfect the Liens created by the Collateral Documents and (iii) consent or approval of the Bankruptcy Court.

5.04	Binding Effect.

Subject to the Orders, and the terms thereof, this Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto and, subject to entry of the Interim Order or Final Order, as applicable, constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, judicial management, insolvency, examinership, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05	No Material Adverse Effect.

Since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect other than arising out of the MAE Exceptions.

5.06	Litigation.

There are no actions, suits, proceedings, claims, investigations, or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, except for the Chapter 11 Cases.

5.07	No Default.

Except for any defaults or events of default arising solely as a result of the commencement of the Chapter 11 Cases and any default or events of default arising under the Prepetition Term Loan Agreement or the Prepetition ABL Credit Agreement to the extent the Prepetition ABL Obligations have not been converted to DIP ABL Obligations in accordance with the DIP ABL Credit Agreement, neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document. Except for any defaults or events of default arising solely as a result of the commencement of the Chapter 11 Cases, any default or event of default arising under the Prepetition Term Loan Agreement or the Prepetition ABL Credit Agreement to the extent the Prepetition ABL Obligations have not been converted to DIP ABL Obligations in accordance with the DIP ABL Credit Agreement, to the Borrower’s knowledge, the Borrower is not in default under any Real Property Contract.

5.08	Ownership of Property.

Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or other legally enforceable rights to use all Real Property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09	Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Operating Facilities and all operations at the Operating Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Operating Facilities or the Businesses, and there are no conditions relating to the Operating Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b) None of the Operating Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Operating Facilities in amounts or concentrations that constitute or constituted a violation of Environmental Laws.

(c) Neither Borrower nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Operating Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Operating Facilities, or generated, treated, stored or disposed of at, on or under any of the Operating Facilities or any other location, in each case by or on behalf Borrower or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower, any Subsidiary, the Operating Facilities or the Businesses.

(f) There has been no release or, threat of release of Hazardous Materials at or from the Operating Facilities, or arising from or related to the operations (including, without limitation, disposal) of Borrower or any Subsidiary in connection with the Operating Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.10	Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The general liability, casualty, property, terrorism and business interruption insurance coverage of the Loan Parties as in effect on the Effective Date, and as of the last date such Schedule was required to be updated in accordance with Section 6.13, is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10 and such insurance coverage complies with the requirements set forth in this Agreement and the other Loan Documents.

5.11	Taxes.

Each Loan Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, and (b) to the extent excused or enforcement in respect of which is stayed as a result of the Chapter 11 Cases. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to the Borrower or any Subsidiary.

5.12	ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) The Borrower represents and warrants that as of the Effective Date, the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loans or the Commitments.

5.13	Margin Regulations; Investment Company Act.

(a) Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Term Loan, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) Investment Company Act. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14	Disclosure.

The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally), initial Approved Budget by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.15	Compliance with Laws.

Except as excused by the Bankruptcy Code, each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16	Reserved.

5.17	Casualty, Etc.

Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18	Sanctions Concerns and Anti-Corruption Laws; EEA Financial Institutions.

(a) Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

(b) Anti-Corruption Laws; Sanctions. The Loan Parties and their Subsidiaries and, to the knowledge of the Loan Parties and their Subsidiaries, their Affiliates, officers and directors have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

5.19	Responsible Officers.

Set forth in the incumbency certificate delivered as of the Effective Date are Responsible Officers, holding the offices indicated next to their respective names, as of the Effective Date and such Responsible Officers are the duly elected and qualified officers of such Loan Party and are duly authorized to execute and deliver, on behalf of the respective Loan Party, any Loan Documents entered into by any applicable Loan Party from time to time.

5.20	Subsidiaries; Equity Interests; Loan Parties.

(a) Subsidiaries, Joint Ventures, Partnerships and Equity Investments. Set forth on Schedule 5.20(a), is the following information which is true and complete in all respects as of the Effective Date and as of the last date such Schedule was required to be updated in accordance with Section 6.13: (i) a complete and accurate list of all Subsidiaries, joint ventures and partnerships and other equity investments of the Loan Parties as of the Effective Date and as of the last date such Schedule was required to be updated in accordance with Section 6.13, (ii) the number of shares of each class of Equity Interests in each Subsidiary outstanding, (iii) the number and percentage of outstanding shares of each class of Equity Interests owned by the Loan Parties and their Subsidiaries, (iv) the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.) and (v) the certificate number and percentage ownership of outstanding shares of each class of Equity Interests. The outstanding Equity Interests in all Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens other than Liens in favor of the Administrative Agent under the Collateral Documents, Liens created under the Prepetition Term Loan Documents, Liens created under the DIP ABL Credit Agreement and Liens created under the Prepetition ABL Loan Documents. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to the Equity Interests of any Loan Party or any Subsidiary thereof, except as contemplated in connection with the Loan Documents.

(b) Loan Parties. Set forth on Schedule 5.20(b) is a complete and accurate list of all Loan Parties, showing as of the Effective Date, or as of the last date such Schedule was required to be updated in accordance with Section 6.13, (as to each Loan Party) (i) the exact legal name, (ii) any former legal names of such Loan Party in the four (4) months prior to the Effective Date, (iii) the jurisdiction of its incorporation or organization, as applicable, (iv) the type of organization, (v) the jurisdictions in which such Loan Party is qualified to do business, (vi) the address of its chief executive office, (vii) the address of its principal place of business, (viii) its U.S. federal taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or organization, (ix) the organization identification number, (x) ownership information (e.g. publicly held or if private or partnership, the owners and partners of each of the Loan Parties) and (xi) the industry or nature of business of such Loan Party.

5.21	Collateral Representations.

(a) Collateral Documents. Subject to entry of the Orders, the provisions of the Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject, as to priority, (i) to the extent encumbering Prepetition ABL Priority Collateral, Permitted Liens described in Section 7.01(l), (ii) to the extent having priority by operation of law, to other Permitted Liens, and (iii) such other exceptions set forth in the Interim Order and Final Order, when applicable) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

(b) Intellectual Property. Set forth on Schedule 5.21(b), as of the Effective Date and as of the last date such Schedule was required to be updated in accordance with Section 6.13, is a list of (i) all registered or issued Intellectual Property (including all applications for registration and issuance and including, to the best knowledge of the Loan Parties, all domain names) owned by each of the Loan Parties (including the name/title, current owner, registration or application number, and registration or application date, as applicable, and such other information as reasonably requested by the Administrative Agent), and (ii) all material Licenses of Intellectual Property to which Borrower is a party as Licensor or licensee; provided that such Schedule delivered as of the Effective Date may be updated to correct or supplement information as agreed by the Borrower and the Administrative Agent. Each Loan Party owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted, without infringement, misappropriation or other violation of the rights of any Person, except to the extent that such failure to own, license or possess the right to use, or infringement, misappropriation or other violation of such rights, either individually or in the aggregate, could not reasonably be expected to cause a material diminution in the value of the Intellectual Property. No use of any IP Rights, advertising, product, process, method, substance, part or other material used by any Loan Party or any Subsidiary in the operation of their respective businesses as currently conducted infringes upon any intellectual property or other similar proprietary rights held by any Person, except for such infringements, individually or in the aggregate, which could not reasonably be expected to cause a material diminution in the value of the Intellectual Property. No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of Borrower, threatened against any Loan Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to cause a material diminution in the value of the IP Rights.

(c) Documents, Instrument, and Tangible Chattel Paper. Set forth on Schedule 5.21(c), as of the Effective Date and as of the last date such Schedule was required to be updated in accordance with Section 6.13, is a description of all Documents, Instruments, and Tangible Chattel Paper of the Loan Parties (including the Loan Party owning such Document, Instrument and Tangible Chattel Paper and such other information as reasonably requested by the Administrative Agent).

(d) Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, and Securities Accounts.

(i) Set forth on Schedule 5.21(d)(i), as of the Effective Date and as of the last date such Schedule was required to be updated in accordance with Section 6.13, is a description of all Deposit Accounts and Securities Accounts of the Loan Parties, including the name of (A) the applicable Loan Party, (B) in the case of a Deposit Account, the depository institution and whether such account is a zero balance account or a payroll account, payroll tax account or other employee benefit account, and (C) in the case of a Securities Account, the Securities Intermediary or issuer, as applicable.

(ii) Set forth on Schedule 5.21(d)(ii), as of the Effective Date and as of the last date such Schedule was required to be updated in accordance with Section 6.13, is a description of all Electronic Chattel Paper (as defined in the UCC) and Letter-of-Credit Rights (as defined in the UCC) of the Loan Parties, including the name of (A) the applicable Loan Party, (B) in the case of Electronic Chattel Paper (as defined in the UCC), the account debtor and (C) in the case of Letter-of-Credit Rights (as defined in the UCC), the issuer or nominated person, as applicable.

(e) Commercial Tort Claims. Set forth on Schedule 5.21(e), as of the Effective Date and as of the last date such Schedule was required to be updated in accordance with Section 6.13, is a description of all Commercial Tort Claims (as defined in the UCC) of the Loan Parties (detailing such Commercial Tort Claim in such detail as reasonably requested by the Administrative Agent).

(f) Pledged Collateral. Set forth on Schedule 5.21(f), as of the Effective Date and as of the last date such Schedule was required to be updated in accordance with Section 6.13, is a list of (i) all Pledged Collateral and (ii) all other Equity Interests required to be pledged to the Collateral Agent pursuant to the Collateral Documents, in each case, detailing the Pledgor (as defined in the Pledge Agreement), the Person whose Equity Interests are pledged, the number of shares of each class of Equity Interests, the certificate number and percentage ownership of outstanding shares of each class of Equity Interests and the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.).

(g) Properties. Each Loan Party has good and marketable title to (or valid leasehold interests in) all of its Real Property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the use or value of such Real Property, and good title to all of its tangible personal Property, including all Property reflected in any financial statements delivered to Administrative Agent or Lenders (and which has not be disposed of since the date of such financial statement in transaction permitted under this Agreement), in each case free of Liens except for Permitted Liens. Set forth on Schedule 5.21(g), as of the Effective Date and as of the last date such Schedule was required to be updated in accordance with Section 6.13, is a list of (i) each headquarter location of the Loan Parties, (ii) each other location where any significant administrative or governmental functions are performed, (iii) each other location where the Loan Parties maintain any books or records (electronic or otherwise), (iv) each location where any personal property Collateral is located at any premises owned or leased by a Loan Party with a Collateral value in excess of $1,000,000, (v) all Real Property owned by a Loan Party (in each case, including (A) an indication if such location is leased or owned, (B), if leased, the name of the lessor, and if owned, the name of the Loan Party owning such property and (C) the address of such property (including, the city, county, state and zip code). Each such lease of Real Property under which any Loan Party is the lessee is, to the knowledge of the Borrower, enforceable against the lessor thereof in accordance with its terms and is in full force and effect and the Loan Parties are not in default in any material respect of the terms thereof.

(h) Material Contracts. Set forth on Schedule 5.21(h), as of the Effective Date and as of the last date such Schedule was required to be updated in accordance with Section 6.13, is a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries.

(i) Accounts. The Borrower warrants, with respect to each Account shown as an Eligible Account in an ABL Borrowing Base Report, that: (i) it is genuine and in all respects what it purports to be; (ii) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto; (iii) it is for a sum certain, maturing as stated in the applicable invoice a copy of which has been furnished or is available to the Administrative Agent on request; (iv) it is not subject to any offset, Lien (other than the Liens in favor of the Prepetition Term Loan Agent, the Prepetition ABL Agent, the Collateral Agent and the DIP ABL Agent), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to the Administrative Agent or reflected in the amount thereof in the ABL Borrowing Base Report; and it is absolutely owing by the Account Debtor, without contingency of any kind; (v) no purchase order, agreement, document or applicable Law restricts assignment of the Account to the Administrative Agent (except to the extent, under the UCC, the restriction is ineffective), and the Borrower is the sole payee or remittance party shown on the invoice; (vi) no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to the Administrative Agent hereunder; and (vii) to the best of the Borrower’s knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the Borrower’s customary credit standards, is Solvent, is not contemplating or subject to a proceeding under any Debtor Relief Law, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

(j) Eligible Inventory. All Eligible Inventory is of good and merchantable quality, free from known defects. As to any Inventory that is identified by Borrower as Eligible Inventory in an ABL Borrowing Base Report submitted to Administrative Agent, such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of “Eligible Inventory” set forth in the DIP ABL Credit Agreement. Each Loan Party keeps records which are correct and accurate in all material respects itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

5.22	Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Effective Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other labor difficulty within the last five (5) years preceding the Effective Date that could reasonably be expected to have a Material Adverse Effect.

5.23	Certificate of Beneficial Ownership.

As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.24	Surety Obligations.

Neither the Borrower nor any other Loan Party is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

5.25	[Reserved].

5.26	[Reserved].

5.27	Regulation H.

No Mortgaged Property is a Flood Hazard Property unless the Collateral Agent shall have received the following: (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Collateral Agent (i) as to the fact that such Mortgaged Property is a Flood Hazard Property, and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) such other flood hazard determination forms, notices and confirmations thereof as reasonably requested by the Collateral Agent, and (c) copies of insurance policies or certificates of insurance of the applicable Loan Party evidencing flood insurance sufficient for compliance with Flood Laws and otherwise satisfactory to the Collateral Agent and naming the Collateral Agent as loss payee on behalf of the Lenders. All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

5.28	Affected Financial Institutions; Covered Entities.

No Loan Party is an Affected Financial Institution. No Loan Party is a Covered Entity.

5.29	Approved Budget.

Each of the initial Approved Budget, attached hereto as Annex A, which was delivered to the Administrative Agent on or prior to the Effective Date, and the then applicable Approved Budget, was prepared in good faith upon assumptions the Borrower believed to be reasonable on the date of delivery of the then-applicable Approved Budget or update thereto. To the knowledge of the Borrower, no facts exist that (individually or in the aggregate) would result in any material change in the then-applicable Approved Budget.

5.30	Chapter 11 Cases.

(a) The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable Law and proper notice thereof was given for (i) the motion seeking approval of the Loan Documents, the DIP ABL Loan Documents and the Interim Order and Final Order, (ii) the hearing for the entry of the Interim Order, and (iii) the hearing for the entry of the Final Order. The Debtors shall give, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or Final Order, as applicable.

(b) After the entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order and the Final Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against the Debtors now existing or hereafter arising, of any kind whatsoever, including all administrative expense claims of the kind specified in sections 105, 326, 330, 331, 365, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under section 364(c)(l) of the Bankruptcy Code, subject to (i) the Carve Out and (ii) such other exceptions, if any, set forth in the Interim Order or Final Order, as applicable.

(c) After the entry of the Interim Order and pursuant to and to the extent provided in the Interim Order and the Final Order, as applicable, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral subject, as to priority, only to (i) the Carve Out, (ii) the Liens permitted pursuant to Section 7.02(g) and (h), and (iii) such other exceptions set forth in the Interim Order and the Final Order, as applicable.

(d) The Interim Order (with respect to the period on and after entry of the Interim Order and prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), vacated, or, without the Administrative Agent’s consent, modified or amended. The Loan Parties are in compliance in all material respects with the applicable Order.

(e) Notwithstanding the provisions of section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Order or the Final Order, as the case may be, upon the Maturity Date (whether by acceleration or otherwise) of any of the Obligations, the Administrative Agent and Lenders shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder or under applicable Law, without further notice, motion or application to, hearing before, or order from, the Bankruptcy Court.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Effective Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) to:

6.01	Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) [Reserved].

(b) [Reserved].

(c) Monthly Financial Statements. As soon as available, but in any event within thirty (30) days after the end of each month, Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such month, and the related Consolidated and consolidating statements of income or operations, changes in cash flows for such month and for the portion of the Borrower’s fiscal year then ended, setting forth in comparative form the figures for the corresponding period or periods and the corresponding figures contained in the applicable Approved Budget, all in reasonable detail and prepared in accordance with GAAP, such Consolidated and consolidating statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02	Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) [Reserved].

(b) [Reserved].

(c) ABL Borrowing Base Reports. No later than the third Business Day of each week, the ABL Borrowing Base Report as of the close of business of the previous week (provided that it is understood and agreed that the information contained therein with respect to Inventory may be calculated as of the most recent month-end), together with all such supporting information and backup documentation as delivered to the DIP ABL Agent in connection therewith. All information (including all calculations of ABL Availability and Formula Availability Amount) in an ABL Borrowing Base Report shall be certified by the Borrower.

(d) Liquidity Report. As soon as available and in any event not later than 5:00 p.m. on Wednesday of each week, the Borrower shall deliver to the Administrative Agent a report setting forth the Liquidity (and component parts thereof) as of each day in the prior week.

(e) Other Notices. Substantially contemporaneously with the delivery thereunder, all notices, certifications or other information or deliverables provided to the DIP ABL Agent and/or the DIP ABL Lenders under the DIP ABL Credit Agreement pursuant to the terms thereof.

(f) Changes in Entity Structure. Within ten (10) days prior to any merger, consolidation, dissolution or other change in entity structure of any Loan Party or any of its Subsidiaries permitted pursuant to the terms hereof, provide notice of such change in entity structure to the Administrative Agent, along with such other information as reasonably requested by the Administrative Agent. Provide notice to the Administrative Agent, not less than ten (10) days prior (or such extended period of time as agreed to by the Administrative Agent) of any change in any Loan Party’s legal name, state of organization, or organizational existence.

(g) SEC Notices. Promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.

(h) Accounts.

(i) On or before the third Business Day of each week, (A) a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports, and (B) other information as the Administrative Agent may reasonably request; and

(ii) Each Business Day, prepared as of the end of the most recent Business Day, a report listing (A) all Accounts of Borrower, (B) the amount and age of each Account on an original invoice date aging basis, (C) the name of each Account Debtor, (D) all Accounts which do not constitute Eligible Accounts, and (E) such other information as the Administrative Agent may request.

(j) Trade Payables. Promptly following any request therefor, a listing of the Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to the Administrative Agent.

(k) Environmental Notice. Promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

(l) Beneficial Ownership Regulation. Promptly following any request therefor, provide information and documentation required by bank regulatory authorities under applicable Laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act.” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (including any applicable “know your customer” rules and regulations and the PATRIOT Act) and the Beneficial Ownership Regulation.

(m) Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, including AUS Armstrong, or compliance with the terms of the Loan Documents or the Prepetition Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request, which information shall be provided promptly following the request therefor (and in any event, with respect to any information requested from AUS Armstrong within five (5) Business Days from receipt of such request); provided that so long as the Loan Parties do not (x) request or require that third parties agree to confidentiality provisions prohibiting disclosure to the Administrative Agent or Secured Parties in any document, information or other matter described in this clause (l)(ii) and/or (y) seek to cause any such documents to be subject to attorney-client privilege solely for the purpose of avoiding compliance with this clause (l)(ii), then no Loan Party nor any Subsidiary of a Loan Party will be required to disclose any document, information or other matter pursuant to this clause (l)(ii) (x) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by law or any binding agreement (other than any binding agreement entered into for the purpose of avoiding such disclosure) or (ii) that is subject to attorney client or similar privilege or constitutes attorney work product; provided, further, that the Borrower shall notify the Administrative Agent if it is withholding any such document or information pursuant to the foregoing proviso and shall use commercially reasonable efforts to deliver a redacted copy of or detailed summary of such document or information that can be disclose without breach or violation of law or contract or loss of privilege.

6.03	Notices.

Promptly, but in any event within two (2) Business Days, notify the Administrative Agent and each Lender of:

(a) of the occurrence of any Default or Event of Default or any “Default” or “Event of Default” under the DIP ABL Credit Agreement or any DIP ABL Loan Document, in each case specifying the nature and extent thereof;

(b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event;

(d) any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof or the discharge of or any withdrawal or resignation by the Borrower’s independent accountants;

(e) any (i) agreement to consummate a Disposition that, upon consummation, would result in a Change of Control and (ii) any event or condition requiring a mandatory prepayment pursuant to Section 2.05(b) including without limitation, Dispositions of Prepetition Term Loan Priority Collateral, DIP Term Loan Priority Collateral, Prepetition ABL Priority Collateral, or DIP ABL Priority Collateral, in each case, together with an update to the ABL Borrowing Base Report most recently delivered to the Administrative Agent reflecting the result of such casualty, condemnation event or disposition, as applicable, on the calculations of the ABL Borrowing Base;

(f) any change in the information provided in any Beneficial Ownership Certification, if applicable, that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification;

(g) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract;

(h) any default under or termination of a Material Contract;

(i) any judgment in an amount exceeding $750,000;

(j) any opening of a new office or place of business, at least 30 days prior to such opening;

(k) any material casualty or other damage to any portion of the Prepetition Term Loan Priority Collateral, DIP Term Loan Priority Collateral, Prepetition ABL Priority Collateral, or DIP ABL Priority Collateral, or the commencement of any action or proceeding for the taking of any interest in a portion of the Term Loan Priority Collateral or ABL Priority Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding;

(l) the filing of any Lien against any Loan Party of which the Borrower is aware for (i) unpaid Taxes which Lien has or could have priority over any Lien in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations or (ii) any other material Taxes; and

(m) (i) as soon as practicable in advance of filing with the Bankruptcy Court or delivering to the Committee appointed in a Chapter 11 Case, if any, or to the U.S. Trustee, as the case may be, the Final Order, all other material proposed orders and pleadings related to (x) the Chapter 11 Cases (all of which must be in form and substance reasonably satisfactory to the Administrative Agent) and (y) the Prepetition Term Loan Agreement, this Agreement and the credit facilities contemplated hereby and thereby, the DIP ABL Credit Facility and/or any sale contemplated in accordance with the Required Milestones and/or any disclosure statement related thereto (all of which must be in form and substance reasonably satisfactory to the Administrative Agent), and (ii) substantially simultaneously with the filing with the Bankruptcy Court or delivering to the Committee appointed in any Chapter 11 Case, if any, or to the U.S. Trustee, as the case may be, monthly written operating reports and all other written notices, filings, motions, pleadings or other written information concerning the financial condition of the Loan Parties or their Subsidiaries that may be filed with the Bankruptcy Court or delivered to the Committee appointed in any Chapter 11 Case, if any, or to the U.S. Trustee, in each case, excluding any such reports, notices, filings, motions, pleadings or other information subject to privilege (provided, that the Loan Parties may redact any confidential information contained in any such report, notice, filing, motion, pleading or information if it provides a summary of the nature of the information redacted to the Administrative Agent).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04	Payment of Obligations.

Subject to the Orders and the terms thereof, pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets incurred after the Petition Date (but tax liabilities, assessments and governmental charges or levies which are required to be paid in accordance with the Orders or any other order of the Bankruptcy Court shall be permitted to be paid), all in accordance with and subject to the Approved Budget (and the permitted variances provided for therein); (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, in each case all in accordance with and subject to the Approved Budget (and the permitted variances provided for therein) in each case unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (ii) such payment or discharge is subject to the Automatic Stay imposed as a result of the Chapter 11 Cases.

6.05	Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05;

(b) preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent to do so could not reasonably be expected to have a Material Adverse Effect;

(c) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06	Maintenance of Properties.

(a) Maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;

(b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07	Maintenance of Insurance.

(a) Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including, without limitation, (i) terrorism insurance and (ii) flood hazard insurance on all Mortgaged Properties that are Flood Hazard Properties, on such terms and in such amounts in accordance with the Flood Laws or as otherwise satisfactory to all Lenders. From time to time upon request, the Loan Parties shall deliver to the Administrative Agent the originals or certified copies of its insurance policies and updated flood plain searches.

(b) Evidence of Insurance. Cause the Collateral Agent to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Collateral Agent, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent that it will give the Collateral Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). Annually, upon expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Collateral Agent, such evidence of insurance as required by the Collateral Agent, including, but not limited to: (i) certified copies of such insurance policies, (ii) evidence of such insurance policies (including, without limitation and as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)), (iii) declaration pages for each insurance policy and (iv) lender’s loss payable endorsement of the Collateral Agent for the benefit of the Secured Parties is not on the declarations page for such policy. As requested by the Collateral Agent, the Loan Parties agree to deliver to the Administrative Agent an Authorization to Share Insurance Information.

(c) Designation. Each Loan Party shall promptly notify the Collateral Agent of any Mortgaged Property that is, or becomes, a Flood Hazard Property.

6.08	Compliance with Laws.

Comply with (a) the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; or such compliance is stayed by the Chapter 11 Cases; and (b) the Bankruptcy Code, the Bankruptcy Rules, the Orders, and any other order of the Bankruptcy Court in all material respects.

6.09	Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be; and

(b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10	Inspection Rights.

(a) The Borrower will permit the Administrative Agent (including, without limitation, the Administrative Agent’s employees, agents, and designated representatives) and, if reasonably requested by any Lender, each such Lender (at each such Lender’s expense and only in connection with an examination or appraisal by the Administrative Agent) to conduct, and will reimburse the Administrative Agent for all charges, costs and expenses of the Administrative Agent in connection with (i) examinations of any Loan Party’s books and records or any other financial or Collateral matters as Agent deems appropriate, (ii) appraisals of Inventory, (iii) Real Property Appraisals, and (iv) appraisals of Equipment; provided, that, the Borrower shall not be obligated to pay the charges, costs and expenses of the Administrative Agent in connection with more than one examination, two Inventory Appraisals, one Equipment appraisal and one Real Property Appraisal during any calendar year; provided, however, that (x) if requested by the Administrative Agent in its sole discretion, the Borrower shall permit the Administrative Agent (including, without limitation, the Administrative Agent’s employees, agents and designated representatives) and, if reasonably requested by any Lender, each such Lender (at each such Lender’s expense and only in connection with an examination or appraisal by the Administrative Agent) to conduct one additional examination or appraisal by the Administrative Agent) to conduct additional examinations and one additional Inventory appraisal, Equipment appraisal and Real Property Appraisal during any calendar year, and (y) additional examinations or appraisals may be initiated at any time during a Default or Event of Default and all charges, costs and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits. Notwithstanding the foregoing, provided that the DIP ABL Agent is conducting all commercial examinations and Inventory appraisals permitted under the DIP ABL Credit Agreement as in effect on the Effective Date and providing the Administrative Agent with the results of the same in the manner required by the Prepetition Intercreditor Agreement, the Administrative Agent shall not exercise its right to conduct and be reimbursed for separate commercial field examinations and Inventory appraisals under this Section 6.10(a).

(b) In connection with any entry into the Real Property Collateral, and upon reasonable request in writing (electronic mail deemed an acceptable form of request with respect to this Section 6.10(b)) and, so long as no Default exists or is continuing, reasonable advance written notice from Administrative Agent and/or Agent’s representatives, the Borrower shall accord Administrative Agent and such representatives access during the Borrower’s normal business hours to inspect the Real Property and all books and records relating to the use, operation, construction, or management thereof, subject in each case to the rights of tenants under written leases, and in connection with such access, will permit Administrative Agent and such representatives to conduct appraisals, to conduct environmental site assessments of every nature including without limitation sub-soil testing and/or examination, verify any information contained therein or relating thereto, and verify the Borrower’s compliance with the provisions of this Agreement, the applicable Mortgage or of any other agreement between the Borrower and Administrative Agent, any Loan Documents and any instrument to be furnished by the Borrower to Administrative Agent, in each case relating to the Term Loans.

(c) The Administrative Agent shall have no duty to the Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with the Borrower. The Borrower acknowledges that all inspections, appraisals and reports are prepared by the Administrative Agent for it and the Lenders for their purposes, and the Borrower shall not be entitled to rely upon them.

6.11	Use of Proceeds.

(c) The proceeds of the Term Loans will be used on and after the Effective Date only (i) to fund the Chapter 11 Cases in accordance with the Approved Budget (subject to variances permitted under Section 6.27), (ii) for the financing of the Borrower’s and its Subsidiaries’ ordinary working capital and other general corporate needs including certain fees and expenses of professionals retained by the Loan Parties, subject to the Carve Out, in each case, to the extent permitted under this Agreement and in accordance with the Approved Budget, and (iii) for certain other Prepetition and pre-filing expenses and payments that are approved by the Bankruptcy Court and permitted by the Approved Budget. The Loan Parties shall not be permitted to use the proceeds of the Term Loans in contravention of the provisions of the applicable Order or the Bankruptcy Code, including any restrictions or limitations on the use of proceeds contained therein. Any Postpetition payment of Prepetition Term Loan Obligations, including principal, interest, fees, penalties or recoverable costs, due and payable in connection with the Prepetition Term Loan Agreement with the proceeds of the Collateral (as defined herein) or Collateral (as defined in the Prepetition Term Loan Agreement) shall be made in accordance herewith and with the Orders.

(d) No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase, acquire or carry any Margin Stock or (ii) for any purpose that entails a violation of any of the regulations of the FRB, including Regulations T, U, and X. The Borrower will not request any Term Loan, and the Borrower shall not use, and shall ensure that each Loan Party, their respective Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Term Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (B) in any manner that would result in the violation of any Anti-Money Laundering Laws, applicable Sanctions or any Anti-Terrorism Laws by any Person (including the Administrative Agent or any Lender).

6.12	Material Contracts.

Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect and enforce each such Material Contract in accordance with its terms.

6.13	Covenant to Guarantee Obligations.

The Loan Parties will cause each of their Material Domestic Subsidiaries whether newly formed, after acquired or otherwise existing (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC) to promptly (and in any event within thirty (30) days after such Material Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection therewith, the Loan Parties shall give notice to the Administrative Agent not less than ten (10) days prior to creating a Subsidiary (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion), or acquiring the Equity Interests of any other Person. In connection with the foregoing, the Loan Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.01(b) – (f) and 6.14 and such other documents or agreements as the Administrative Agent may reasonably request, including without limitation, updated Schedules 1.01(c), 5.10, 5.20(a), 5.20(b), 5.21(b), 5.21(c), 5.21(d)(i), 5.21(d)(ii), 5.21(e), 5.21(f), 5.21(g) and 5.21(h).

6.14	Covenant to Give Security.

Except with respect to any property which, subject to the terms of Section 7.03(e), is subject to a Lien pursuant to documents that prohibit such Loan Party from granting any other Liens in such property, and subject to Section 6.17 and entry of the Orders:

(a) Equity Interests and Personal Property. Each Loan Party will cause the Pledged Collateral and all of its tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens to the extent permitted by the Loan Documents) in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations pursuant to the terms and conditions of the Collateral Documents. Each Loan Party shall provide any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary in any of the Loan Documents, the Loan Parties shall not have any obligation to perfect any security interest or lien in any Intellectual Property included in the Collateral in any jurisdiction other than the United States of America.

(b) [Reserved].

(c) Account Control Agreements. Each of the Loan Parties shall not open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any Person, other than (a) deposit accounts that are maintained at all times with depositary institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement, (b) securities accounts that are maintained at all times with financial institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement, (c) deposit accounts established solely to fund payroll, payroll Taxes and similar employment Taxes or employee benefits and other zero balance accounts and (d) other deposit accounts, so long as at any time the balance in any such account does not exceed $100,000 and the aggregate balance in all such accounts does not exceed $250,000. The Loan Parties shall be the sole account holders of each Deposit Account and Securities Account set forth on Schedule 5.21(d)(i) and shall not allow any Person (other than any Agent, the DIP ABL Agent, the Prepetition Term Loan Agent, the Prepetition ABL Agent, and the depository bank) to have control over their Deposit Accounts, Securities Accounts or any Property deposited therein.

(d) [Reserved].

(e) Further Assurances. At any time upon the reasonable request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent reasonably may deem necessary or desirable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens and insurance rights on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Loan Parties under, the Loan Documents and all applicable Laws.

6.15	Further Assurances.

Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.16	Anti-Corruption and Anti-Terrorism Laws.

Conduct its businesses in compliance in all material respects with the PATRIOT Act, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.17	Post-Closing Deliverables.

Satisfy all the requirements set forth on Schedule 6.17 within the time period specified therein, or such longer time period as acceptable to Administrative Agent.

6.18	Accounts.

(a) The Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to the Administrative Agent all materials and notices provided to the ABL Agent pursuant to Section 6.18 of the ABL Credit Agreement.

(b) If an Account of the Borrower includes a charge for any Taxes and an Event of Default has occurred and is continuing, the Administrative Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of the Borrower and to charge the Borrower therefor; provided, that neither Agent nor Lenders shall be liable for any Taxes that may be due from the Borrower or relate to any Collateral.

(c) [Reserved].

(d) The Loan Parties shall at all times comply with the provisions of Section 6.18 of the DIP ABL Credit Agreement, as in effect on the date hereof. The Borrower shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to the Administrative Agent. The Borrower shall obtain an agreement (in form and substance satisfactory to the Administrative Agent) from each lockbox servicer and Dominion Account bank, establishing the Administrative Agent’s control over and Lien in the lockbox or Dominion Account requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. At any time following the termination of the DIP ABL Facility, the Administrative Agent may require immediate transfer of all funds in such account to a Dominion Account. The Administrative Agent and Lenders assume no responsibility to the Borrower for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any payment items accepted by any bank.

(e) The Borrower shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account) and applied to the ABL Loans in the manner required by the ABL Credit Agreement. If the Borrower or any other Loan Party receives cash or payment items with respect to any Collateral, it shall hold same in trust for the ABL Agent and, subject to the Intercreditor Agreement, the Administrative Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account in accordance with the provisions of the ABL Credit Agreement.

6.19	Inventory.

(a) The Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to the Administrative Agent inventory and reconciliation reports in form satisfactory to the Administrative Agent, on such periodic basis as the Administrative Agent may reasonably request. The Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by the Administrative Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices and shall provide to the Administrative Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as the Administrative Agent may request. The Administrative Agent may participate in and observe each physical count.

(b) The Borrower shall not return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default or Event of Default exists or would result therefrom; (c) the Administrative Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $250,000; and (d) any payment received by a Borrower for a return is promptly remitted to the Administrative Agent for application to the Obligations.

(c) The Borrower shall not acquire or accept any Inventory on consignment or approval and shall take all steps to assure that all Inventory is produced in accordance with applicable Law, including the FLSA. The Borrower shall not sell any Inventory on consignment or approval or any other basis under which the customer may return or require the Borrower to repurchase such Inventory. The Borrower shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

(d) The Borrower shall deliver, on or before the third Business Day of each week, prepared as of the last day of the most recent week, a report listing (A) all Inventory and all Eligible Inventory of Borrower, (B) the cost thereof, (C) raw materials, work-in-process, and finished goods, and (D) all Inventory which has not been timely sold in the ordinary course of business.

6.20	Equipment.

(a) The Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof (including, without limitation, a designation as to the location of its Equipment), and shall submit to the Administrative Agent at such times as the Administrative Agent may reasonably request, a current schedule thereof, in form satisfactory to the Administrative Agent. Promptly upon request, the Borrower shall deliver to the Administrative Agent evidence of their ownership or interests in any Equipment.

(b) The Borrower shall not sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Disposition permitted by Section 7.05; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.

(c) The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that its value and operating efficiency are preserved at all times, reasonable wear and tear excepted. The Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. The Borrower shall not permit any Equipment to become affixed to Real Property unless any landlord or mortgagee delivers a Lien Waiver.

6.21	Location of Collateral.

All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by the Loan Parties at the business locations set forth in Schedule 5.21(g), except that the Loan Parties may (a) make sales or other dispositions of Collateral in accordance with Section 7.05; and (b) move Collateral to another location in the United States, upon 30 Business Days prior written notice to the Administrative Agent. Upon request, provide the Administrative Agent with copies of all existing agreements, and promptly after execution thereof provide the Administrative Agent with copies of all future agreements, between a Loan Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

6.22	Insurance of Collateral; Condemnation Proceeds; Protection of Collateral.

(a) The Loan Parties shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) satisfactory to the Administrative Agent; provided, that if Real Property secures any Obligations, flood hazard diligence, documentation and insurance for such Real Property shall comply with all Flood Laws or shall otherwise be satisfactory to all Lenders. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best rating of at least A+, unless otherwise approved by the Administrative Agent in its discretion) satisfactory to the Administrative Agent, (a) with respect to the Properties and business of the Loan Parties of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $25,000,000 with deductibles and subject to an endorsement or assignment reasonably satisfactory to the Administrative Agent. All proceeds under each policy shall, subject to the Intercreditor Agreement, be payable to the Administrative Agent and, if no Default or Event of Default exists, shall be paid by the Administrative Agent into a Dominion Account. From time to time upon request, the Loan Parties shall deliver to the Administrative Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless the Administrative Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing the Administrative Agent as lender’s loss payee; (ii) requiring 30 days prior written notice to the Administrative Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of the Administrative Agent shall not be impaired or invalidated by any act or neglect of the Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Loan Party fails to provide and pay for any insurance, the Administrative Agent may, in its discretion, procure the insurance and charge the Borrower therefor. Each Loan Party agrees to deliver to the Administrative Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, the Loan Parties may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to the Administrative Agent. If an Event of Default exists, only the Administrative Agent may settle, adjust and compromise such claims.

(b) Subject to Section 6.22(a) and to the terms of the Intercreditor Agreement, any proceeds of insurance (other than workers’ compensation) and awards from condemnation of Collateral shall be paid directly to the Administrative Agent for application to the Obligations.

(c) If requested by the Borrower in writing within 15 days after the Administrative Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Property (unless previously applied to the Term Loans pursuant to Section 2.05(b)), the Borrower may use such proceeds or awards to repair or replace such Equipment or Real Property (and until so used, the proceeds shall be held by the Administrative Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to the Administrative Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) the Borrower complies with disbursement procedures for such repair or replacement as the Administrative Agent may reasonably require; (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $2,000,000; (vii) the casualty, condemnation or damage has not occurred during the last year of the term of the Term Loans; and (viii) the restoration of the Real Property is estimated to require less than one year to complete from the date of the occurrence.

(d) All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by the Administrative Agent to any Person to realize upon any Collateral, shall be borne and paid by the Borrower. The Administrative Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Administrative Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at the Borrower’s sole risk.

6.23	Defense of Title.

Each Loan Party shall defend its title to Collateral and the Administrative Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

6.24	Intellectual Property.

(a) Each Loan Party will, and will cause each Subsidiary to, (i) maintain its ownership of all Intellectual Property owned by such Loan Party and each Subsidiary, and shall not knowingly do any act, or omit to do any act, whereby any owned Intellectual Property may lapse, become abandoned or cancelled, or dedicated to the public, except in each case for immaterial Intellectual Property which is no longer used or useful in any material respect in the Business of the Loan Parties, and (ii) take such actions as it shall deem appropriate under the circumstances in the United States Patent and Trademark Office and the United States Copyright Office to pursue any application and maintain any registration of each trademark, patent, and copyright owned by such Loan Party or Subsidiary of such Loan Party, except in each case for immaterial Intellectual Property which is no longer used or useful in any material respect in Business of the Loan Parties and (iii) without limiting the foregoing, register any material domain name(s) under the name of such Loan Party or Subsidiary of such Loan Party, in each of clause (i) through (iii) above except as could not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the value of the Loan Parties’ and their Subsidiaries’ Intellectual Property taken as a whole.

(b) Each Loan Party shall keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of the Loan Parties in full force and effect; promptly notify the Administrative Agent of any proposed modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date; pay all royalties and other amounts when due under any License; and notify the Administrative Agent of any default or breach asserted by any Person to have occurred under any License.

6.25	Engagement and Retention of Chief Transformation Officer, Investment Bank and Consultants.

(a) The Loan Parties shall continue to retain the Chief Transformation Officer and such additional advisors as may be reasonably requested by the Administrative Agent and on terms and conditions reasonably satisfactory to Administrative Agent. The Loan Parties and their representatives will cooperate with any such advisors and consultants (including the Chief Transformation Officer) and grant them access to the books and records of the Loan Parties. The Loan Parties hereby (i) authorize the Administrative Agent (or its agents or advisors) to communicate directly with the Chief Transformation Officer regarding any and all matters related to the Loan Parties and their Affiliates, including, without limitation, all financial reports and projections developed, reviewed or verified by the Chief Transformation Officer and all additional information, reports and statements reasonably requested by the Administrative Agent (provided, that (A) representatives of the Loan Parties shall be given the opportunity to participate in any such communications and (B) if an issue is to be discussed or otherwise arises which, in the good faith judgment of the Loan Parties, cannot be discussed in the presence of such advisors and consultants in order to preserve an attorney-client or accountant-client privilege, then such issue may be discussed without such advisor or consultant being present and may be redacted as necessary to preserve such privilege from any materials being distributed in connection with such communications), and (ii) authorize and direct the Chief Transformation Officer to provide the Administrative Agent (or its agents or advisors) with copies of reports and other information or materials prepared or reviewed by the Chief Transformation Officer as the Administrative Agent may reasonably request (in each case, subject to protection as necessary in respect of bona fide attorney-client privilege). The Loan Parties shall host periodic telephonic conference calls with the Administrative Agent, the Lenders and the Administrative Agent’s Advisors, if requested by the Administrative Agent, to discuss such matters as the Administrative Agent may reasonably request (which may include calls with the Chief Transformation Officer to discuss the contents of variance reports). Notwithstanding anything to the contrary contained in this Section 6.25 or any other provision contained herein or in any other Loan Document, none of the Loan Parties will be required to disclose or permit access to any document, information or other matter (i) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (ii) that is subject to attorney client or similar privilege or constitutes attorney work product.

(b) At all times, the Loan Parties shall continue to retain the Investment Bank, or any replacement thereof from time to time that is satisfactory to the Required Lenders and engaged promptly after the resignation or dismissal of the existing Investment Bank, as their investment banker pursuant to the scope of the engagement previously entered into on or before the Effective Date (the “Investment Bank Engagement Letter”), or a replacement in scope of engagement upon substantially similar terms as the Investment Bank Engagement Letter or otherwise acceptable to the Administrative Agent.

6.26	Lender Meetings; Sale Process.

(a) At least once every calendar week, or more frequently as requested by the Administrative Agent, the Borrower shall conduct or cause to be conducted update conference calls with the Investment Bank, the Chief Transformation Officer, the Administrative Agent and the Lenders (and the Borrower’s and the Administrative Agent’s respective counsel) regarding the Chapter 11 Cases and provide updates to the Administrative Agent and the Lenders regarding the planned disposition or liquidation of any assets of the Borrower and any proposed changes to the Borrower’s business or operations in connection with such transactions. The Borrower shall cause the Chief Transformation Officer to deliver to it any deliverables required under the Chief Transformation Officer’s engagement letter and, as soon as practicable (but in no event later than three days after receipt) after receiving any deliverables required under the Chief Transformation Officer’s engagement letter, the Borrower shall deliver or cause to be delivered copies of such deliverables to the Administrative Agent for distribution to the Lenders.

(b) No later than May 27, 2022, the Borrower’s management shall provide a presentation to the Administrative Agent, the Lenders and the DIP ABL Agent (and the Borrower’s, the Administrative Agent’s and the DIP ABL Agent’s respective counsel) regarding the Australia and China businesses.

(c) The Loan Parties shall, and shall cause the Investment Bank to, continue to market for sale the assets of the Loan Parties on both a going concern basis and liquidation basis (i.e. marketing separately working capital assets, real estate (as a while and by property), machinery and Equipment, Intellectual Property and stock of foreign Subsidiaries (collectively and by Subsidiary), and shall cause the Investment Bank to target all appropriate buyers of such assets including strategic buyers as well as nationally known liquidation firms.

(d) Any “stalking horse bid” status that the Borrower wishes to designate on a bid must be reasonably acceptable to the Administrative Agent and the DIP ABL Agent. Any dispute among the parties with respect to the designation of a stalking horse bidder shall be settled by the Bankruptcy Court, and all parties shall be bound by the Bankruptcy Court’s ruling.

6.27	Approved Budget.

(a) The use of proceeds of the Term Loans by the Loan Parties under this Agreement and the other Loan Documents shall be limited in accordance with the Approved Budget (subject to variances permitted under this Section 6.27) and the terms hereof. The initial Approved Budget shall depict, on a weekly basis, cash receipts, operating disbursements, operating cash flow, debt payments, bankruptcy related disbursements, net cash flow, beginning and ending cash and debt balances, excess availability, total liquidity, ABL Borrowing Base calculations and the other items set forth therein, for the first seven (7) week period from the Effective Date (it being acknowledged and agreed that the initial Approved Budget attached hereto as Annex A is approved by and satisfactory to the Administrative Agent and the Required Lenders). The Borrower may request from time to time that the then effective Approved Budget be updated, modified or supplemented (each, a “Budget Modification”). Any Budget Modification must be in form and substance reasonably satisfactory to the Administrative Agent, and no Budget Modification shall be effective without the prior written consent (which may be provided via email transmission) of the Administrative Agent; provided, however, that in the event the Administrative Agent, on the one hand, and the Borrower, on the other hand, cannot agree as to any proposed Budget Modification, then the existing Approved Budget shall continue in effect. Each Budget Modification request delivered to the Administrative Agent shall be accompanied by such supporting documentation as reasonably requested by the Administrative Agent and the Required Lenders. Upon the Administrative Agent’s written consent to any Budget Modification, the Approved Budget shall be deemed updated to include the update, modification and/or supplements described in such Budget Modification. The Approved Budget and each Budget Modification thereto shall be prepared in good faith based upon assumptions which the Borrower believes to be reasonable at the time made.

(b) For the third calendar week following the Petition Date, the Borrower shall not permit: (i) the Actual Cash Receipts for the Cumulative Two-Week Period to be greater than 15.0% less than the Budgeted Total Receipts for the Cumulative Two-Week Period; (ii) the Actual Cash Disbursements for the Cumulative Two-Week Period to be greater than or equal to 15.0% more than the Budgeted Total Disbursements for the Cumulative Two-Week Period; or (iii) the Actual Net Cash Flow for the Cumulative Two-Week Period to be greater than 10.0% less than the Budgeted Net Cash Flow for the Cumulative Two-Week Period.

(c) Commencing with the fourth calendar week following the Petition Date and for each calendar week thereafter, the Borrower shall not permit: (i) the Actual Cash Receipts for the Cumulative Three-Week Period to be greater than 15.0% less than the Budgeted Total Receipts for the Cumulative Three-Week Period; (ii) the Actual Cash Disbursements for the Cumulative Three-Week Period to be greater than or equal to 15.0% more than the Budgeted Total Disbursements for the Cumulative Three-Week Period; or (iii) the Actual Net Cash Flow for the Cumulative Three- Week Period to be greater than 10.0% less than the Budgeted Net Cash Flow for the Cumulative Three-Week Period.

(d) The Borrowers shall deliver to the Administrative Agent on or before 12:00 p.m. on Thursday (or such later time as approved by the Administrative Agent in its sole discretion) of each week, commencing on May 19, 2022, a Budget Compliance Certificate and such Budget Compliance Certificate shall include such detail as is reasonably satisfactory to the Administrative Agent, signed by a Responsible Officer of the Borrower Agent (i) certifying that (A) the Borrowers are in compliance with the covenant contained in clause (b) or clause (c) of this Section 6.27, as applicable, and (B) no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (ii) attaching an Approved Budget Variance Report.

(e) The Administrative Agent and the Lenders (i) may assume that the Loan Parties will comply with the Approved Budget, (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from the Collateral) any unpaid expenses incurred or authorized to be incurred pursuant to any Approved Budget. The line items in the Approved Budget for payment of interest, expenses and other amounts to the Administrative Agent and the Lenders are estimates only, and the Loan Parties remain obligated to pay any and all Obligations in accordance with the terms of the Loan Documents and the applicable Order regardless of whether such amounts exceed such estimates. Nothing in any Approved Budget (including any estimates of a loan balance in excess of borrowing base restrictions) shall constitute an amendment or other modification of any Loan Document or any of the borrowing base restrictions or other lending limits set forth therein.

(f) The Borrowers shall deliver by no later than 12:00 p.m. on Thursday after the end of each calendar week (commencing on the Thursday following the Effective Date), a rolling 7-week cash flow forecast for the Loan Parties and their Subsidiaries, commencing with such week, consistent with the form and level of detail set forth in the Approved Budget.

6.28	Required Milestones.

The Loan Parties shall comply with each of the covenants contained on Schedule 6.28 upon the terms and at the times provided for therein (as such times may be extended by the Administrative Agent up to five (5) Business Days, or longer with the consent of the Required Lenders).

6.29	Administrative Agent’s Advisors.

The Administrative Agent, on behalf of itself and the Lenders, shall be entitled to retain or to continue to retain (either directly or through counsel) any financial advisor, auditor or any other consultant as it may deem reasonably necessary (collectively, the “Administrative Agent’s Advisors”) to provide advice, analysis and reporting for the benefit of the Administrative Agent and the Lenders. The Loan Parties shall pay all reasonable and documented fees and expenses of each Administrative Agent’s Advisor and all such reasonable and documented fees and expenses shall constitute Obligations and be secured by the Collateral. The Loan Parties and their advisors (including the Chief Integration Officer) shall grant access to, and cooperate with, the Administrative Agent, the Lenders, the Administrative Agent’s Advisors, and any other representatives of the foregoing and provide all information that such parties may request in a timely manner (subject to the last sentence of Section 6.25(a)).

6.30	Order.

Notwithstanding anything herein to the contrary, no portion or proceeds of the Term Loans or the Collateral, and no disbursements set forth in the Approved Budget, shall be used for the payments or purposes which would violate the terms of the Order.

6.31	Debtor-in-Possession Obligations.

Comply in a timely manner with its obligations and responsibilities as a debtor-in-possession under the Bankruptcy Code, the Bankruptcy Rules, and any other order of the Bankruptcy Court.

6.32	DIP ABL Credit Facilities.

The Loan Parties shall keep and maintain the DIP ABL Credit Agreement in full force and effect and use the proceeds of advances thereunder solely for purposes and in amounts set forth in the Approved Budget (subject to variances permitted under Section 6.27) and as permitted by the DIP ABL Credit Agreement, the DIP ABL Loan Documents and the Orders. The Borrower shall not deliver a DIP Term Loan Funding Request at any time that ABL Availability (determined after giving effect to any contemporaneous borrowing under the DIP ABL Credit Agreement) is greater than $100,000 (or such lesser amount as determined by the DIP ABL Agent and the Borrower pursuant to Section 2.02(a) of the DIP ABL Facility).

6.33	Sale Process.

The Borrower shall cause the Investment Bank to market and seek bids for the Borrower and its Subsidiaries both on a going concern basis and for their various assets, including bids for Real Property (including for individual properties), machinery and equipment, inventory and accounts receivable, intellectual property and the Capital Stock of all foreign Subsidiaries.

ARTICLE VII

NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Effective Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01	Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, and whether real property or personal property, except for the following (the “Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Petition Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided, that (i) the property or asset covered thereby has not changed, (ii) the outstanding principal amount thereof secured by such property or asset does not increase, and (iii) the Borrower or Subsidiary liable with respect thereto has not changed;

(c) Liens for Taxes that are not yet due for a period of more than thirty (30) days and that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the Ordinary Course of Business;

(e) (i) pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and (ii) pledges and deposits of cash in the Ordinary Course of Business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the Ordinary Course of Business;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) that do not result in an Event of Default under Section 8.01(h);

(i) Liens (other than Liens on Accounts and Inventory) securing Indebtedness permitted under Section 7.03(e); provided, that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property subject to such Lien and (iii) such Liens attach to such Property concurrently with or within two hundred seventy (270) days after the acquisition, construction, replacement, repair or improvement thereof (“Purchase Money Liens”);

(j) leases, licenses, subleases or sublicenses granted to others that constitute Permitted Transfers;

(k) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Borrower or any Subsidiary in the Ordinary Course of Business and covering only the assets so leased, subleased, licensed or sublicensed and Liens arising from precautionary Uniform Commercial Code financing statements or similar filings (or equivalent filings, registrations or agreements in foreign jurisdictions) in connection with any such applicable leases or subleases;

(l) Liens in favor of the Prepetition ABL Agent securing Indebtedness permitted by Section 7.03(h), subject at all times to the terms of the Prepetition Intercreditor Agreement and the Orders;

(m) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions not arising in connection with the issuance or repayment of Indebtedness;

(n) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(o) [reserved];

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(q) [reserved];

(r) [reserved];

(s) [reserved];

(t) [reserved];

(u) [reserved];

(v) Liens that are contractual rights of setoff (i) relating to pooled deposit or sweep accounts of the Borrower or its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of the Borrower and the Subsidiaries or (ii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Subsidiaries in the Ordinary Course of Business;

(w) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder in an aggregate amount outstanding at any time of no more than $250,000;

(x) [reserved];

(y) [reserved];

(z) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of (i) the Borrower, individually, or (ii) the Borrower and its Subsidiaries, taken as a whole;

(bb) [reserved];

(cc) Liens consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(dd) [reserved];

(ee) [reserved];

(ff) the modification, replacement, renewal or extension of any Lien permitted of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03(e), and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(gg) Liens on property of Foreign Subsidiaries of the Borrower (excluding Liens on the Australian Real Property (as defined in the Prepetition Term Loan Credit Agreement) securing Indebtedness of Foreign Subsidiaries permitted under Section 7.03(u);

(hh) [reserved];

(ii) Liens on assets securing Indebtedness under the DIP ABL Loan Documents, so long as such Liens are subject to the Prepetition Intercreditor Agreement and the Orders;

(jj) the Carve Out; and

(kk) the Adequate Protection Liens and Adequate Protection Superpriority Claims.

Notwithstanding anything in this Section 7.01 to the contrary, in no event shall Accounts or Inventory be pledged as collateral to secure any Indebtedness other than the Obligations hereunder and under the Prepetition Term Loan Agreement or, subject to the Prepetition Intercreditor Agreement, the Prepetition ABL Obligation and the DIP ABL Obligations. Further, the prohibition in this Section 7.01 specifically includes any effort by any Debtor, an official committee in any Chapter 11 Case or any other party in interest in the Chapter 11 Cases, as applicable, to prime or create pari passu to any claims, Liens or interests of (A) the Administrative Agent and the Lenders or (B) until the indefeasible payment in full in cash of the Prepetition Term Loan Obligations, the Prepetition Term Loan Agent and the Prepetition Term Loan Lenders, any Lien, in each case, other than as set forth in the applicable Order and irrespective of whether such claims, Liens or interests may be “adequately protected”.

7.02	Investments.

Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of cash or Cash Equivalents;

(b) Investments existing as of the Effective Date (other than those referred to in Section 7.02(c)(i) and (ii)) and set forth in Schedule 7.02;

(c) Investments (i) in any Person that is a Loan Party, (ii) by the Borrower and other Loan Parties in and to Borrower and the other Loan Parties, and (iii) by any Subsidiary that is not a Loan Party in Borrower or in any Subsidiary, foreign or domestic;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.03;

(f) [reserved];

(g) [reserved];

(h) [reserved];

(i) [reserved];

(j) [reserved];

(k) Investments representing non-cash consideration received in connection with any Disposition permitted hereunder;

(l) [reserved];

(m) [reserved];

(n) Investments (including debt obligations, Capital Stock and Capital Stock Equivalents) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the Ordinary Course of Business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(o) [reserved];

(p) [reserved];

(q) [reserved];

(r) [reserved]; and

(s) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively.

7.03	Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Borrower and its Subsidiaries existing on the Effective Date and listed on Schedule 7.03 (and renewals, refinancings and extensions thereof on terms and conditions (i) not materially less favorable to the applicable debtor(s), (ii) the then outstanding principal amount such Indebtedness is not increased at the time thereof except by an amount equal to a reasonable amount paid, and fees and expenses reasonably incurred in connection therewith and by an amount of any commitments unutilized thereunder and (iii) otherwise at then prevailing market terms);

(c) The AUS Intercompany Indebtedness (as defined in the Prepetition Term Loan Agreement) and other intercompany Indebtedness owing from a Subsidiary to Borrower or to any other Subsidiary of Borrower to the extent permitted under Section 7.02; provided that, the AUS Intercompany Indebtedness (as defined in the Prepetition Term Loan Agreement) and any such other Indebtedness which is secured shall be expressly subordinated in right of payment to the Obligations, and if evidenced by an intercompany note, such note shall be pledged to the Collateral Agent to secure the Obligations (and, in the case of the AUS Intercompany Indebtedness (as defined in the Prepetition Term Loan Agreement), such Indebtedness shall constitute DIP Term Loan Priority Collateral);

(d) obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”, and (ii) such Swap Contract is not for speculative purposes.

(e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases, but excluding Indebtedness, if any, with respect to Inventory) hereafter incurred by Borrower or any of its Subsidiaries to finance the purchase, acquisition, construction, repair, replacement or improvement of fixed or capital assets, and renewals, refinancings and extensions thereof, provided, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $15,000,000;

(f) subject to the terms of the Prepetition Intercreditor Agreement, the Prepetition ABL Obligations and the DIP ABL Obligations;

(g) so long as no Event of Default has occurred and is continuing and the Loan Parties are in compliance with Section 7.11 on a pro forma basis, other unsecured Indebtedness of the Borrower in an aggregate principal amount outstanding at any time not to exceed $10,000,000;

(h) [reserved];

(i) Indebtedness arising under any performance, bid, appeal or surety bond or under any performance or completion guarantee or similar obligations entered into in the Ordinary Course of Business in an aggregate principal amount outstanding at any time not to exceed $5,000,000;

(j) [reserved];

(k) Indebtedness to current or former officers, directors, managers, consultants and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Capital Stock and Capital Stock Equivalents of the Borrower or its Subsidiaries to the extent permitted by Section 7.02(h);

(l) [reserved];

(m) obligations under any Cash Management Agreement (as defined in the ABL Loan Agreement) and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the Ordinary Course of Business;

(n) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the Ordinary Course of Business;

(o) Indebtedness incurred by Borrower or any Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the Ordinary Course of Business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, provided that upon the drawing of such letter of credit, the reimbursement of obligations in respect of bankers’ acceptances and the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing, reimbursement obligation or incurrence;

(p) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (o) above and clause (u) below;

(q) [reserved];

(r) so long as the AUS Subordination Agreement remains in full force and effect, Indebtedness of the Borrower to AUS Armstrong under and in accordance with the AUS Intercompany Note (as defined in the Prepetition Term Loan Agreement) in an aggregate principal amount not in excess of $25,000,000 plus the closing fee referenced therein and interest that is capitalized or paid in kind under and in accordance with the AUS Intercompany Note (as defined in the Prepetition Term Loan Agreement) at any time outstanding;

(s) [reserved];

(t) Indebtedness of Foreign Subsidiaries of Borrower (i) outstanding as of the Petition Date and set forth on Schedule 7.03 attached hereto, and (ii) additional Indebtedness incurred by Foreign Subsidiaries from time to time, in an aggregate principal amount of all such Indebtedness under the foregoing clauses (i) and (ii) not in excess of $10,500,000 at any time outstanding (including, without limitation, the China Facility);

(u) the Carve Out; and

(v) Guarantees with respect to Indebtedness permitted under this Section 7.03.

7.04	Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Delaware LLC Division); provided that, notwithstanding the foregoing provisions of this Section 7.04 but subject to the terms of Sections 6.13 and 6.14, and so long as no Default exists or would result therefrom, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that, the Borrower shall be the continuing or surviving Person, (b) subject to the proviso in clause (a) with respect to any such transaction involving the Borrower, any Loan Party may merge or consolidate with any other Loan Party, (c) any Foreign Subsidiary (other than AUS Armstrong) may be merged or consolidated with or into any Loan Party provided that such Loan Party shall be the continuing or surviving corporation, (d) any Foreign Subsidiary (other than AUS Armstrong) may be merged or consolidated with or into any other Foreign Subsidiary, (e) [reserved], (f)

any Subsidiary may dissolve, liquidate or wind up its affairs at any time if such Subsidiary is inactive or holds assets of a de minimis value, (g) any Loan Party and any Subsidiary may make any Permitted Investments and (h) any Loan Party and any Subsidiary may make any Disposition permitted under Section 7.05.

7.05	Dispositions.

Make any Disposition or enter into any agreement to make any Disposition (other than, to the extent notice has been provided pursuant to Section 6.03(e), any agreement to consummate a Disposition that, upon consummation, would result in a Change of Control), except:

(a) any Disposition of Property not constituting Prepetition Term Loan Priority Collateral and/or DIP Term Loan Priority Collateral (i) for which the total consideration shall be in an amount not less than the fair market value of the Property disposed of, (ii) that does not involve a sale or other disposition of receivables, and (iii) for which the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions occurring after the Effective Date shall not exceed $4,000,000 in the aggregate;

(b) Dispositions permitted by Sections 7.02, 7.04, 7.06 and Liens permitted by Section 7.01;

(c) Dispositions in the Ordinary Course of Business of (i) Equipment that is no longer used or useful in the conduct of business and (ii) so long as no Default or Event of Default then exists or would arise therefrom, other Equipment and subject to Section 2.05(b), to the extent that (A) such Disposition is made for fair market value, (B) the Net Cash Proceeds paid in cash for any such Disposition is not less than the Appraised Value as reflected in the most recent appraisal of such Equipment (or, if the Appraised Value is not detailed for such particular piece of Equipment, not less than the greater of (x) the then fair market value thereof and (y) book value), (C) the aggregate amount of all such Dispositions shall not exceed $1,000,000 during any period of twelve consecutive months and (D) such sale is in accordance with the Approved Budget;

(d) as long as no Default or Event of Default then exists or would arise therefrom, sales of Real Property, to the extent that, (i) the Net Cash Proceeds paid in cash for any such sale is not less than, with respect to any Real Property Collateral, 90% of the Appraised Value of such Real Property Collateral as reflected in the most recent Real Property Appraisal (or, with respect to other Real Property Collateral for which there is no Real Property Appraisal, for not less than the greater of 90% of (x) the then fair market value thereof and (y) book value), (ii) the Net Cash Proceeds of such sale are utilized to repay the obligations under the Prepetition Term Loan Agreement pursuant to Section 2.05(b), and (iii) such sale is in accordance with the Approved Budget;

(e) the lapse, abandonment or cancellation of immaterial Intellectual Property which is no longer used or useful in any material respect in the Business of the Loan Parties;

(f) as contemplated in the Asset Sale Motion which is in form and substance acceptable to the Administrative Agent; and

(g) Involuntary Dispositions.

7.06	Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so (other than, to the extent notice has been provided pursuant to Section 6.03(e), any obligation to consummate a Restricted Payment that, upon consummation, would result in a Change of Control), or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) [reserved];

(b) each Subsidiary may make Restricted Payments (directly or indirectly) to its parent or to any Loan Party (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to each owner of Capital Stock in such Subsidiary on a pro rata basis based on such owner’s respective ownership interests);

(c) the Borrower and each Subsidiary may (i) declare and make dividend payments or other distributions payable solely in common Capital Stock of such Person or (ii) redeem in whole or in part any of its Capital Stock for another class of Capital Stock or rights to acquire its Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new Capital Stock;

(d) to the extent constituting Restricted Payments, the Borrower and the Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.02, 7.03, 7.04, 7.05, or 7.08;

(e) repurchases of Capital Stock in the Borrower deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants;

(f) to the extent not prohibited by the Loan Documents, the Borrower may pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of the Borrower by any future, present or former employee, director or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower or any Subsidiary so long as such purchase is pursuant to and in accordance with the terms of any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director or consultant of the Borrower or any Subsidiary; and

(g) the Borrower or any of its Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof;

provided, that in each subsection (a) through (g) above, payment of any dividend or distribution pursuant to this Section 7.06 may be made within sixty (60) days after the date of declaration thereof, if (x) at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default occurred and was continuing and (y) at the date of such payment of such dividend or distribution, no Event of Default shall have occurred and be continuing.

7.07	Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the Effective Date or any business related, incidental, complementary or ancillary thereto or reasonable developments or extensions thereof.

7.08	Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any Affiliate of such Person, other than (a) advances of working capital to any Loan Party, (b) transactions among Loan Parties, (c) intercompany transactions expressly permitted by Section 7.02, Section 7.03, Section 7.04, Section 7.05 or Section 7.06, (d) transactions among Borrower and its wholly-owned domestic Subsidiaries that are Loan Parties, and (e) except as otherwise specifically limited in this Agreement, other transactions, in each case, which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

7.09	Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that (i) encumbers or restricts the ability of any such Person to (A) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (B) pay any Indebtedness or other obligation owed to any Loan Party, (C) make loans or advances to any Loan Party or (ii) prohibits or otherwise restricts the existence of any Lien upon the Property, whether now owned or hereafter acquired, of any Loan Party in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations or (D) grants a Lien on any real property or real property interest owned or leased by any Loan Party; provided, that the foregoing clauses (i) and (ii) shall not apply to Contractual Obligations which:

(a) arise in connection with this Agreement and the other Loan Documents;

(b) arise pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 7.05 pending the consummation of such sale;

(c) are customary restrictions on leases, subleases, licenses or sublicenses or sales otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(d) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under this Agreement;

(e) are customary provisions restricting assignment of any agreement entered into in the Ordinary Course of Business;

(f) are restrictions on cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business;

(g) relate to cash or other deposits permitted under this Agreement;

(h) (i) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (ii) to the extent Contractual Obligations permitted by clause (i) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation;

(i) arise in connection with the Prepetition Term Loan Documents, the DIP ABL Loan Documents, the Prepetition ABL Documents or the AUS Subordination Agreement;

(j) arise in connection with restrictions and conditions on any Foreign Subsidiary organized under the laws of the People’s Republic of China or any state or other political subdivision thereof;

(k) arise in connection with any document or instrument governing Indebtedness incurred pursuant to clauses (b), (d), (e), (g), (j) or (q) of Section 7.03, provided that any such restriction contained therein relates only to the asset to which such Indebtedness is related; and

(l) arise in connection with any Indebtedness of a Subsidiary which is not a Loan Party which is permitted by Section 7.03.

7.10	Use of Proceeds.

Use the proceeds of any Term Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11	Financial Covenants.

(a) Minimum ABL Availability. Permit ABL Availability at any time during any month specified in the table below to be less than $13,000,000.

(b) Minimum Formula Availability Amount. Permit the Formula Availability Amount, at any time during in any month specified in the table below to be less than the minimum Formula Availability Amount specified in the table below opposite such month; provided, that if the Minimum Formula Availability Amount reported in any weekly ABL Borrowing Base Report does not satisfy the requirement below, the Borrower may submit a replacement ABL Borrowing Base Report on Wednesday of the immediately following week, recalculating Formula Availability Amount from Monday of the prior week through Tuesday of such following week if such calculation would result in the Borrower satisfying the minimum Formula Availability Amount applicable to such prior week (provided, further, that if such replacement ABL Borrowing Base Report delivered in accordance with the preceding proviso would be delivered in the month occurring after the month in which the non-compliant weekly ABL Borrowing Base Report was delivered, the updated calculation of the Formula Availability Amount set forth in the replacement Borrowing Base Report must demonstrate compliance with the minimum Formula Availability Amount for the month in which the non-compliant weekly ABL Borrowing Base Report was delivered):

Applicable Month	Minimum Formula Availability Amount
May 2022	$96,000,000
June 2022 and each month thereafter	$94,000,000

(c) Minimum Gross Accounts Receivable and Inventory. Permit Gross Accounts Receivable and Inventory, at any time during any week specified in the table below, to be less than the minimum Gross Accounts Receivable and Inventory specified in the table below opposite such week:

At any time during the weeks ending	Minimum Aggregate Inventory and Accounts Receivable Level
5/29/2022	$163.2 million
6/5/2022	$160.6 million
6/12/2022	$157.8 million
6/19/2022	$155.5 million
6/26/2022 and thereafter	$149.2 million

7.12	Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.

(a) Amend any of its Organization Documents in a manner materially adverse to the Lenders;

(b) change its fiscal year;

(c) without providing ten (10) days prior written notice to the Administrative Agent (or such extended period of time as agreed to by the Administrative Agent), change its name, state of formation, form of organization or principal place of business;

(d) make any change in accounting policies or reporting practices, except as required by GAAP and in accordance with Section 1.03; or

(e) amend, supplement, modify (i) the Prepetition ABL Loan Documents except to the extent permitted under the Prepetition Intercreditor Agreement, or (ii) the DIP ABL Loan Documents except to the extent permitted by the Prepetition Intercreditor Agreement.

7.13	Sale and Leaseback Transactions.

Enter into any Sale and Leaseback Transaction.

7.14	Sanctions.

Directly or indirectly, use any proceeds of a Term Loan, or lend, contribute or otherwise make available such Term Loan proceeds to any Person, to fund, facilitate or finance any activities of or business or transaction with any Person, or in any Designated Jurisdiction, that, at the time of such funding, facilitation or financing is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, the Administrative Agent, any other Agent, or otherwise) of Sanctions.

7.15	Anti-Corruption Laws.

Directly or indirectly, use any Term Loan proceeds for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

7.16	Amendments to Prepetition ABL Loan Documents, Prepetition Term Loan Documents, DIP ABL Loan Documents or AUS Intercompany Note.

Amend, modify, change, waive, or obtain any consent, waiver or forbearance with respect to, any of the terms or provisions of any agreement, instrument, document, indenture, or other writing evidencing (a) the Prepetition ABL Loan Documents except to the extent permitted by the Prepetition Intercreditor Agreement or the Orders, (b) the Prepetition Term Loan Documents except to the extent permitted by the Prepetition Intercreditor Agreement, (c) the DIP ABL Loan Documents except to the extent permitted by the Prepetition Intercreditor Agreement, or (d) the AUS Intercompany Note, except to the extent permitted by the AUS Subordination Agreement.

7.17	Prepayments, Etc. of Indebtedness.

Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Term Loans in accordance with the terms of this Agreement, (b) regularly scheduled or mandatory payments, redemptions or defeasances of Indebtedness under the (A) DIP ABL Credit Facility in accordance with the DIP ABL Loan Documents and the Orders made in accordance with the Approved Budget, or (B) the Prepetition Term Loan Documents and the Prepetition ABL Loan Documents in accordance with the Prepetition Intercreditor Agreement and made in accordance with the Approved Budget, (c) the conversion of the Prepetition ABL Facility to obligations under the DIP ABL Facility in accordance with the DIP ABL Loan Documents and the Order, (d) the conversion of the Prepetition Term Loans to Obligations under this Agreement in accordance with the terms hereof and the Order, and (e) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.03 made in accordance with the Approved Budget.

Without limiting any other provision hereof, except pursuant to the Approved Budget, without express prior written consent of the Administrative Agent and pursuant to an order of the Bankruptcy Court (including any Order) after notice and a hearing, no Loan Party shall make any payment or transfer with respect to any Lien or Indebtedness incurred or arising prior to the Petition Date that is subject to the automatic stay provisions of the Bankruptcy Court whether by way of “adequate protection” under the Bankruptcy Code or otherwise.

7.18	Subsidiaries.

Form or acquire any Subsidiary, except in accordance with Sections 6.13, 7.02 and 7.04; or permit any existing Subsidiary to issue any additional Equity Interests except directors’ qualifying shares; or permit any Subsidiary to issue any Equity Interests that would result in such Subsidiary ceasing to be a wholly owned Subsidiary of the Borrower.

7.19	Tax Consolidation.

File or consent to the filing of any consolidated income tax return with any Person other than the Borrower and Subsidiaries.

7.20	Swaps.

Enter into any Swap Contract.

7.21	Plans.

Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Effective Date.

7.22	Reclamation Claims.

Except as set forth in the Approved Budget, enter into any agreement to return any of its Inventory to any of its creditors for application against any Prepetition Indebtedness, Prepetition trade payables or other Prepetition claims under section 546(c) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its Prepetition Indebtedness, Prepetition trade payables or other Prepetition claims based upon any such return pursuant to section 553(b)(1) of the Bankruptcy Code or otherwise.

7.23	Insolvency Proceeding Claims.

Incur, create, assume, suffer to exist or permit any other superpriority administrative claim which is pari passu with or senior to the claim of the Administrative Agent or the Lenders against the Debtors, except as set forth in the applicable Order.

7.24	Bankruptcy Actions.

Seek, consent to, or permit to exist, without the prior written consent of the Administrative Agent, any order granting authority to take any action that is prohibited by the terms of this Agreement, the Order or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement, the Order or any of the other Loan Documents.

7.25	Subrogation.

Assert any right of subrogation or contribution against any other Loan Party.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay its Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise); or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.05, 6.07, 6.08, 6.10, 6.11, 6.13, 6.14, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22, 6.23, 6.24, 6.25, 6.26, 6.27, Article VII or Article X; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect in the case of any representation or warranty modified by a materiality or Material Adverse Effect qualifier) when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of DIP ABL Obligations or any other Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (other than an event which permits the Term Loans hereunder to be prepaid prior to or as an alternative to the purchase, payment, defeasance or redemption of such Indebtedness and, in any such case, the Term Loans hereunder are prepaid prior thereto); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) there occurs any “Default” or “Event of Default” under and as defined in any DIP ABL Loan Document; or

(f) [Reserved].

(g) [Reserved].

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or it is or becomes unlawful for a Loan Party to perform any of its obligations under the Loan Documents; or

(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby, or any Loan Party shall assert the invalidity of such Liens; or

(l) Change of Control. There occurs any Change of Control (unless, in the case of a transaction or event described in clause (a) or (b) of the defined term “Change of Control”, any Lender elects, in its sole discretion, to permit its Term Loan to remain outstanding after giving effect thereto, on terms and conditions to be determined by such Lender and the Borrower and/or any party to any such transaction; it being understood that with respect to any Lender electing not to permit its Term Loan to remain outstanding following the occurrence of such Change of Control, the provisions of this Section 8.01(l) shall apply) with respect to any subsequent Change of Control); or

(m) Uninsured Loss. Any uninsured damage to or loss, theft or destruction of any assets of the Loan Parties or any of their Subsidiaries shall occur that is in excess of the Threshold Amount (excluding customary deductible thresholds established in accordance with historical past practices); or

(n) DIP Funding. If the DIP ABL Lenders fail to fund any loans or credit extensions under the DIP ABL Credit Facility following a request therefor by the Borrower and after satisfying each of the conditions precedent for such loan or credit extension; or

(o) Chapter 11 Defaults. The occurrence of any of the following in the Chapter 11 Cases:

(i) the bringing of a motion, taking of any action or the filing of any plan of reorganization or disclosure statement attendant thereto by any of the Loan Parties, in the Chapter 11 Cases: (A) to obtain additional financing under section 364(c) or section 364(d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement; (B) to grant any Lien other than Liens permitted pursuant to Section 7.01 upon or affecting any Collateral; (C) except as provided in the Interim Order or the Final Order, as the case may be, to use cash collateral of the Administrative Agent and the other Secured Parties under section 363(c) of the Bankruptcy Code without the prior written consent of the Administrative Agent; or (D) any other action or actions materially adverse to the Administrative Agent and the Lenders or their rights and remedies hereunder, under any other Loan Document, or their interest in the Collateral;

(ii) (A) the filing of any plan of reorganization or disclosure statement attendant thereto, or any direct or indirect amendment to such plan or disclosure statement, by a Loan Party that does not propose to indefeasibly repay in full in cash the Obligations under this Agreement and the Prepetition Term Loan Obligations, or by any other Person to which the Administrative Agent and the Required Lenders do not consent, or any of the Loan Parties or their Subsidiaries, to seek, support or fail to contest in good faith the filing or confirmation of any such plan or entry of any such order, (B) the entry of any order terminating any Loan Party’s exclusive right to file a plan of reorganization, or (C) the expiration of any Loan Party’s exclusive right to file a plan of reorganization;

(iii) the entry of an order in any of the Chapter 11 Cases confirming a plan of reorganization that (A) is not reasonably acceptable to the Administrative Agent and the Required Lenders, or (B) does not contain a provision for termination of the commitments and indefeasible repayment in full in cash of all of the Obligations under this Agreement and the indefeasible payment in full in cash of all the Prepetition Term Loan Obligations on or before the effective date of such plan of reorganization;

(iv) (A) the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents or the Interim Order or the Final Order without the written consent of the Administrative Agent and the Required Lenders or the filing of a motion by the Loan Parties or their Affiliates for reconsideration with respect to the Interim Order or the Final Order without the prior written consent of the Administrative Agent, or the Interim Order or the Final Order shall otherwise not be in full force and effect without the prior written consent of the Administrative Agent and the Required Lenders or (B) any Loan Party or any Subsidiary shall fail to comply with any Order in any material respect;

(v) the payment of, or application for authority to pay, any Prepetition claim without the Administrative Agent’s prior written consent unless in accordance with the Approved Budget or pursuant to an order of the Bankruptcy Court;

(vi) [reserved];

(vii) (A) the appointment of an interim or permanent trustee in the Chapter 11 Cases or the appointment of a trustee receiver or an examiner in the Chapter 11 Cases with expanded powers to operate or manage the financial affairs, the business, or reorganization of the Loan Parties; or (B) the sale without the Administrative Agent’s and the Required Lenders’ consent of all or substantially all of the Debtors’ assets or all or substantially all of the Prepetition Term Loan Priority Collateral and/or DIP Term Loan Priority Collateral, either through a sale under section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Chapter 11 Cases or otherwise that does not result in payment in full in cash of all of the Obligations under this Agreement and all obligations under the Prepetition Term Loan Agreement at the closing of such sale or initial payment of the purchase price or effectiveness of such plan, as applicable; provided, however, that such sale shall not include any sale pursuant to Approved Bid Procedures;

(viii) the dismissal of any Chapter 11 Case, or the conversion of any Chapter 11 Case from one under chapter 11 to one under chapter 7 of the Bankruptcy Code or any Loan Party shall file a motion or other pleading seeking the dismissal of the Chapter 11 Cases under section 1112 of the Bankruptcy Code or otherwise or the conversion of the Chapter 11 Cases to chapter 7 of the Bankruptcy Code in each case, without the prior written consent of the Administrative Agent;

(ix) any Loan Party shall file a motion seeking, or the Bankruptcy Court shall enter an order granting, relief from or modifying the Automatic Stay (A) to allow any creditor (other than the Administrative Agent) to execute upon or enforce a Lien on any Collateral not approved by the Administrative Agent, (B) approving any settlement or other stipulation not approved by the Administrative Agent with any secured creditor of any Loan Party providing for payments as adequate protection or otherwise to such secured creditor, (C) with respect to any Lien on or the granting of any Lien on any Collateral not approved by the Administrative Agent to any federal, state or local environmental or regulatory agency or authority, which in either case involves a claim that could have a Material Adverse Effect on the Debtors or their estates or (D) to permit other actions that could have a Material Adverse Effect on the Debtors or their estates;

(x) except for a Challenge Proceeding (as defined in the Interim Order and including any Challenge Proceeding by the Committee) the commencement of a suit or an action (but not including a motion for standing to commence a suit or an action) against the Administrative Agent or any Lender and, as to any suit or action brought by any Person other than a Loan Party or a Subsidiary, officer or employee of a Loan Party, the continuation thereof without dismissal for twenty (20) days after service thereof on the Administrative Agent or such Lender, that asserts or seeks by or on behalf of a Loan Party, any state or federal environmental protection or health and safety agency, any official committee in any Chapter 11 Case or any other party in interest in any Chapter 11 Cases, a claim or any legal or equitable remedy that would (A) have the effect of invalidating, subordinating or challenging any or all of the Obligations or Liens of the Administrative Agent or any Lender under the Loan Documents to any other claim, or (B) have a material adverse effect on the rights and remedies of the Administrative Agent or any Lender under any Loan Document or the collectability of all or any portion of the Obligations;

(xi) except for a Challenge Proceeding (as defined in the Interim Order and including any Challenge Proceeding by the Committee), the entry of an order in the Chapter 11 Cases avoiding or permitting recovery of any portion of the payments made on account of the Obligations owing under this Agreement or any other Loan Document or Prepetition Term Loan Agreement or any other Prepetition Term Loan Document;

(xii) the failure of any Loan Party to perform any of its material obligations under, or the occurrence of an event of default under or as defined in, the Interim Order or the Final Order;

(xiii) except for the Carve Out, the existence of any claims or charges, or the entry of any order of the Bankruptcy Court authorizing any claims or charges, other than in respect of this Agreement and the other Loan Documents, the DIP ABL Loan Documents, or as otherwise permitted under the applicable Loan Documents or permitted under the Orders, or as otherwise subsequently agreed by the Administrative Agent, entitled to superpriority administrative expense claim status in any Chapter 11 Case pursuant to section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Administrative Agent and the Secured Parties under this Agreement and the other Loan Documents, or there shall arise or be granted by the Bankruptcy Court (A) any claim having priority over any or all administrative expenses of the kind specified in clause (b) of section 503 or clause (b) of section 507 of the Bankruptcy Code or (B) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except, in each case, as expressly provided in the Loan Documents or in the Orders then in effect (but only in the event specifically consented to by the Administrative Agent and the Required Lenders);

(xiv) the Orders shall cease to create a valid and perfected Lien on the Collateral or to be in full force and effect, shall have been reversed, modified, amended, stayed, vacated, or subject to stay pending appeal, in the case of modification or amendment, without prior written consent of the Administrative Agent and the Required Lenders;

(xv) an order in the Chapter 11 Cases shall be entered charging any of the Collateral under section 506(c) of the Bankruptcy Code against the Administrative Agent, the Secured Parties or with respect to any Collateral (including, without limitation, an allowance of any claim thereunder), or the commencement of any other action that is materially adverse to the Administrative Agent, the Secured Parties or their respective rights and remedies under the Loan Documents in any of the Chapter 11 Cases or inconsistent with any of the Loan Documents;

(xvi) the Final Order does not include a waiver, in form and substance satisfactory to the Administrative Agent in its Permitted Discretion, of the right to surcharge the Collateral under section 506(c) of the Bankruptcy Code;

(xvii) without the Administrative Agent’s and the Required Lenders’ prior written consent, an order of the Bankruptcy Court shall be entered denying or terminating use of cash collateral by the Loan Parties;

(xviii) an order materially adversely impacting the rights and interests of the Administrative Agent and the Lenders, as reasonably determined by the Administrative Agent or the Required Lenders, shall have been entered by the Bankruptcy Court;

(xix) any Loan Party shall challenge, support or encourage a challenge of any payments made to the Administrative Agent or any Lender with respect to the Obligations, or without the prior written consent of the Administrative Agent, the filing of any motion by the Loan Parties seeking approval of (or the entry of an order by the Bankruptcy Court approving) adequate protection to the Prepetition ABL Agent or the Prepetition ABL Lenders that is inconsistent with the Order, provided that the Loan Parties’ response to any information requests, diligence, requests for production or subpoenas by a party in interest shall not constitute “support”;

(xx) without the Administrative Agent’s prior written consent, the entry of any order by the Bankruptcy Court granting, or the filing by any Loan Party or any of its Subsidiaries of any motion or other request with the Bankruptcy Court (in each case, other than the Orders and motions seeking entry thereof or permitted amendments or modifications thereto) seeking, authority to use any cash proceeds of any of the Collateral in a manner inconsistent with the Loan Documents without the Administrative Agent’s prior written consent or to obtain any financing under section 364 of the Bankruptcy Code other than the financing under the Loan Documents and the DIP ABL Loan Documents without the Administrative Agent’s prior written consent;

(xxi) any Loan Party or any Person on behalf of any Loan Party shall file any motion except for the Asset Sale Motion (provided that the relief sought therein shall be modified to seek an Approved Bid Procedures Order in accordance with the Required Milestones) seeking authority to consummate a sale of assets of the Loan Parties or the Collateral to the extent having a value in excess of $100,000 outside the ordinary course of business and not otherwise permitted hereunder (including under the Approved Budget) and without the Administrative Agent’s prior written consent, not to be unreasonably withheld, delayed or conditioned;

(xxii) any Loan Party shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any Prepetition Indebtedness or payables other than payments (A) in respect of accrued payroll and related expenses as of the commencement of the Chapter 11 Cases, (B) in respect of certain creditors as may be reasonably acceptable to the Administrative Agent and (C) in each case, to the extent authorized or required by one or more “first day” or “second day” orders or any of the Orders (or other orders with the consent of the Administrative Agent) and consistent with the Approved Budget;

(xxiii) if an order of the Bankruptcy Court shall be entered providing for a change of venue with respect to any of the Chapter 11 Cases and such order shall not be reversed or vacated within ten (10) days;

(xxiv) any Loan Party or any Subsidiary thereof shall file any motion or other request with the Bankruptcy Court seeking (A) to grant or impose, under section 364 of the Bankruptcy Code or otherwise, liens or security interests in any DIP Collateral (as defined in the Orders), whether senior, equal or subordinate to the Administrative Agent’s or the DIP ABL Agent’s liens and security interests; or (B) to modify or affect any of the rights of the Administrative Agent, the Lenders, the DIP ABL Agent or the DIP ABL Lenders under any Order, any Loan Document or any DIP ABL Loan Document by any plan of reorganization confirmed in the Chapter 11 Cases or subsequent order entered in the Chapter 11 Cases;

(xxv) except as otherwise expressly permitted herein, any Loan Party or any Subsidiary thereof shall take any action in support of any matter set forth in this Section 8.01(o); provided, that the Loan Parties’ and their Subsidiaries’ response to any information; requests, diligence, requests for production or subpoenas by a party in interest shall not constitute “support”;

(xxvi) the engagement of the Chief Transformation Officer shall cease to be in full force and effect for a period of five (5) Business Days without a replacement being appointed on terms and conditions (including scope of authority) acceptable to the Administrative Agent;

(xxvii) the assertion by any of the Loan Parties in any pleading filed in any court that any material provision of the Interim Order or the Final Order is not valid and binding for any reason;

(xxviii) any material provision of the Interim Order, the Final Order, or any other order of the Bankruptcy Court approving the use of cash collateral ceases to be valid and binding, without the Administrative Agent’s prior consent;

(xxix) the Loan Parties have failed to file an Approved Bid Procedures Order on or before May 18, 2022; or

(xxx) the occurrence of a DIP Termination Event (as defined in the Orders).

Without limiting the provisions of Article IX, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Administrative Agent, with the approval of requisite appropriate Lenders (in their sole discretion) as determined in accordance with Section 11.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the requisite Lenders or by the Administrative Agent with the approval of the requisite Lenders, as required hereunder in Section 11.01.

8.02	Remedies upon Event of Default.

If any Event of Default occurs and is continuing, subject to the Orders (including the Remedies Notice Period and related notice provisions) and the terms thereof and notwithstanding the provisions of section 362 of the Bankruptcy Code and without application or motion, hearing before, or order to the Bankruptcy Court, the Agent may, or shall, at the request of the Required Lenders, take any or all of the following actions:

(a) terminate the right of the Borrower to make withdrawals of Term Loan Proceeds from the DIP Term Loan Proceeds Account and cause the depository holding any such remaining Term Loan Proceeds immediately to transfer all such funds to the Administrative Agent for the ratable account of the Term Lenders;

(b) declare the unpaid principal amount of all Obligations, including outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties to the fullest extent permitted by applicable Law;

(c) require that the Borrower Cash Collateralize contingent Obligations that have been asserted in writing in good faith but are not yet due and payable;

(d) exercise on behalf of itself, the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law or equity;

(e) declare that the application of the Carve Out has occurred through the delivery of a Carve Out Trigger Notice (as defined in the Orders) to the Borrower Agent;

(f) subject to the Remedies Notice Period, direct any or all of the Loan Parties to sell or otherwise dispose of any or all of the Collateral (subject to the Orders) on terms and conditions acceptable to the Administrative Agent pursuant to section 363, section 365 and other applicable provisions of the Bankruptcy Code (and, without limiting the foregoing, direct any Loan Party to assume and assign any lease or executory contract included in the Collateral (subject to the Orders) to the Administrative Agent’s designees in accordance with and subject to section 365 of the Bankruptcy Code);

(g) subject to the Remedies Notice Period, (i) exercise on behalf of itself and the Secured Parties all rights and remedies available to it and the Secured Parties under the Loan Documents or applicable Law or (ii) take any and all actions described in the Orders, including, without limitation, those actions specified in the Orders; and/or

(h) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law.

Subject to the Orders, the automatic stay of section 362 of the Bankruptcy Code shall be modified and vacated to permit the Administrative Agent and the Lenders to exercise all rights and remedies under this Agreement, the other Loan Documents or applicable Law, without further notice, motion or application to, hearing before, or order from, the Bankruptcy Court.

The Administrative Agent (together with its agents, representatives and designees) is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of the Loan Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral, in each case, after the occurrence and during the continuance of an Event of Default, subject to the rights, remedies and priorities of the DIP ABL Agent under the Orders. The Administrative Agent (together with its agents, representatives and designees) is hereby granted a non-exclusive right to have access to, and a rent-free right to use, any and all owned or leased locations (including, without limitation, warehouse locations and distribution centers) for the purpose of arranging for and effecting the sale or disposition of Collateral, subject to the Orders, including the production, completion, packaging and other preparation of such Collateral for sale or disposition, and to engage in bulk sales of Collateral, which rights shall be subject to the Orders. It is further understood and agreed that the Administrative Agent and its representatives (and persons employed on their behalf) may continue to operate, service, maintain, process and sell the Collateral, subject to the Orders. Upon the occurrence and the continuance of an Event of Default and the exercise by the Administrative Agent or Lenders of their rights and remedies under this Agreement and the other Loan Documents, the Loan Parties shall assist the Administrative Agent and Lenders in effecting a sale or other disposition of the Collateral upon such terms as are reasonably acceptable to the Administrative Agent, subject to the Orders.

8.03	Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Term Loans have automatically become immediately due and payable) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, any amounts received on account of the Obligations shall, subject to the provisions of Section 2.14 and subject to the Carve Out, be applied by the Administrative Agent in the following order:

First, to payment of all Protective Advances,

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Fourth, to payment of amounts outstanding under the Prepetition Term Loan Agreement and other Prepetition Term Loan Documents, in the following order of priority, (i) first, to the outstanding balance of the Prepetition US Term Loans and all interest and fees in respect thereof, (ii) second, to the outstanding balance of the Prepetition AUS Term Loans and all interest and fees in respect thereof, and (iii) to any other obligations owing to the Agent and Prepetition Term Loan Lenders under the Prepetition Term Loan Documents, in each case ratably among the Agent and the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans, and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Sixth, to payment of the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to payment of any other Obligations then due and payable, including the Cash Collateralization of any asserted indemnity obligations as provided herein; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full in cash (other than contingent indemnification and expense reimbursement obligations not then due and payable), to the Borrower or as otherwise required by Law.

8.04	License.

The Administrative Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Loan Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Loan Party’s rights and interests under Intellectual Property shall inure to the Administrative Agent’s benefit.

ARTICLE IX

ADMINISTRATIVE AGENT AND COLLATERAL AGENT

9.01	Appointment and Authority.

(a) Appointment. Each of the Lenders hereby irrevocably appoints, designates and authorizes Pathlight Capital LP to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender hereby authorizes the Administrative Agent to consent, on behalf of each Lender, to the Interim Order and the Final Order, each to be negotiated between the Loan Parties, the Administrative Agent, certain other parties and any statutory committees appointed pursuant to sections 327 and 1103 of the Bankruptcy Code. The provisions of this Article are solely for the benefit of each Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions, except as set forth in Section 9.06. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to each Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Collateral Agent. Pathlight Capital LP shall act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes Pathlight Capital LP to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Pathlight Capital LP, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. In this Agreement, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of the Collateral Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of the Collateral Agent (or any other Person acting in such capacity) in its capacity as Australian Security Trustee to the extent that the rights, remedies, deliveries, indemnities or other obligations relate to, Collateral Documents governed by the laws of Australia or the security thereby created. Any obligations of Collateral Agent (or any other Person acting in such capacity) in this Agreement shall be obligations of the Collateral Agent in its capacity as Australian Security Trustee or the security thereby created to the extent that such obligations relate to Collateral Documents governed by the laws of Australia or the security thereby created. Additionally, in its capacity as Australian Security Trustee, Agent (or any other Person acting in such capacity) shall have:

(i) all the rights, remedies and benefits in favor of the Agent contained in the provisions of the whole of this Section 9.

(ii) all the powers of an absolute owner of the security constituted by the Collateral Documents governed by the laws of Australia; and

(iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owned by it under the Collateral Documents governed by the laws of Australia.

9.02	Rights as a Lender.

Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03	Exculpatory Provisions.

(a) Each Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, each Agent and its Related Parties:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that each Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law, including any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(b) Neither Agent nor any of such Agent’s Related Parties shall be liable for any action taken or not taken by such Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Each Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to such Agent by the Borrower or a Lender.

(c) Neither Agent nor any of such Agent’s Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

9.04	Reliance by Administrative Agent and Collateral Agent.

Each Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. Each Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the applicable Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objections.

9.05	Delegation of Duties.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Agent. Neither Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06	Resignation of Administrative Agent or Collateral Agent.

(a) Notice. Each Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower not to be unreasonably withheld, conditioned or delayed (which Borrower consent shall not be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) Defaulting Lender. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower not to be unreasonably withheld, conditioned or delayed (which Borrower consent shall not be required if an Event of Default has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) Effect of Resignation or Removal. With effect from the Resignation Effective Date (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removed hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Agent was acting as Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (B) in respect of any actions taken in connection with transferring the agency to any successor Agent.

9.07	Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08	No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral agent or a Lender hereunder.

9.09	[Reserved].

9.10	Collateral and Guaranty Matters.

Each of the Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.01;

(b) to subordinate or release any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Collateral Agent will, at the Borrower’s expense, (x) release any Lien on any Property held by it (including any such Lien granted pursuant to a Mortgage) in connection with any Disposition permitted hereunder and (y) execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11	[Reserved].

9.12	Lender ERISA Representation.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each other Agent, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 8414 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 9623 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 8414 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each other Agent, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agent, or any other Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Term Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, or any other Agent or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Term Loans, the Commitments or this Agreement.

(c) The Administrative Agent and each other Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Term Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Term Loans, the Commitments for an amount less than the amount being paid for an interest in the Term Loans, the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.13	Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X

CONTINUING GUARANTY

10.01	Guaranty.

Each Loan Party hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Obligations (for each Loan Party, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that the liability of each Loan Party individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Loan Party, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Loan Parties, or any of them, under this Guaranty, and each Loan Party hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02	Rights of Lenders.

Each Loan Party consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Loan Party consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Loan Party under this Guaranty or which, but for this provision, might operate as a discharge of such Loan Party.

10.03	Certain Waivers.

Each Loan Party waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Loan Party’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Loan Party’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Each Loan Party expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

10.04	Obligations Independent.

The obligations of each Loan Party hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Loan Party to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05	Subrogation.

No Loan Party shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facility are terminated. If any amounts are paid to a Loan Party in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06	Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Loan Party under this paragraph shall survive termination of this Guaranty.

10.07	Stay of Acceleration.

If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Loan Party, jointly and severally, immediately upon demand by the Secured Parties.

10.08	Condition of Borrower.

Each Loan Party acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Loan Party requires, and that none of the Secured Parties has any duty, and such Loan Party is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Loan Party waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.09	Appointment of Borrower.

Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by Borrower on behalf of each of the Loan Parties.

10.10	Right of Contribution.

The Loan Parties agree among themselves that, in connection with payments made hereunder, each Loan Party shall have contribution rights against the other Loan Parties as permitted under applicable Law.

ARTICLE XI

MISCELLANEOUS

11.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01, without the written consent of each Lender;

(b) [Reserved];

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant this Agreement) without the prior written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.01 or of any Default is not considered an extension or increase in Commitments of any Lender);

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder, including without limitation extending the Facility Termination Date, or under such other Loan Document without the written consent of each directly and adversely affected Lender;

(e) reduce the principal of, or the rate of interest specified herein on, any Term Loan, or (subject to clause (ii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Term Loan or to reduce any fee payable hereunder;

(f) change (i) Section 8.03 or Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any prepayment of Term Loans from the application thereof set forth in the applicable provisions of Section 2.05(b) in any manner that materially and adversely affects the Lenders without the written consent of the Required Lenders or (iii) Section 2.12(f) in a manner that would alter the pro rata application required thereby without the written consent of each Lender directly affected thereby;

(g) change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(h) except as contemplated in the Intercreditor Agreement, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i) except as contemplated in the Intercreditor Agreement, release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(j) release the Borrower or permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the consent of each Lender;

(k) impose any greater restriction on the ability of any Lender under the Facility to assign any of its rights or obligations hereunder without the written consent of the Required Lenders; or

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, (A) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Term Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (B) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding anything to the contrary herein, (a) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement, and (b) the Administrative Agent or the Collateral Agent, as applicable, may amend or modify this Agreement and any other Loan Document to (i) to cure any ambiguity, omission, mistake, defect or inconsistency therein or (ii) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

11.02	Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or, except with respect to Borrower and the other Loan Parties, sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Loan Party, or the Administrative Agent, to the address, e-mail address or telephone number specified for such Person on Schedule 1.01(a); and

(ii) if to any other Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that (x) if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient and (y) no such notice or communication shall be sent to Borrower or any other Loan Party via facsimile). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Administrative Agent and the Lenders may be delivered or furnished by electronic communication (including e-mail, and Internet or intranet websites established by the Administrative Agent) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) [reserved].

(d) Change of Address, Etc. Each of the Borrower, and the Administrative Agent may change its address, fax number or telephone number or email address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, and Notice of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party, except to the extent such losses, costs, expenses or liabilities resulted from the gross negligence or willful misconduct of the applicable Person. All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03	No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04	Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates in connection with this Agreement and the other Loan Documents, the Interim Order, the Final Order and any transaction contemplated thereby (whether or not the transactions contemplated hereby or thereby shall be consummated) and any refinancing of the obligations hereunder or any “exit financing” requested by the Loan Parties in connection with the Chapter 11 Cases or Successor Cases (whether or not the transactions contemplated hereby or thereby shall be consummated), including all (i) reasonable fees, charges and disbursements of all Administrative Agent advisors, (ii) reasonable out-of-pocket costs and expenses in connection with field examinations, appraisals and insurance reviews (including reasonable fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to field examinations, appraisals and insurance reviews), (iii) environmental site assessments, (iv) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents (including (A) any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral and (B) subject to the limits of Section 6.10, any examination or appraisal with respect to any Loan Party or Collateral by the Administrative Agent’s personnel or a third party) or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (v) [reserved], and (vi) all out-of-pocket expenses incurred by the Administrative Agent, any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Term Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Term Loans.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of the Prepetition Term Loan Agreement, any other Prepetition Term Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of the Prepetition Term Loan Agreement and the other Prepetition Term Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01) and any refinancing of the obligations hereunder or any “exit financing” requested by the Loan Parties in connection with the Chapter 11 Cases or Successor Cases (whether or not the transactions contemplated hereby or thereby shall be consummated), (iii) any Term Loan or the use or proposed use of the proceeds therefrom, (iv) any actual or alleged presence or release of Hazardous Materials on or from any Real Property, or other property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05	Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06	Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Term Loans at the time owing to it); provided that (in each case with respect to the Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of any assignment in respect of the Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Term Loans assigned.

(iii) [Reserved].

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c) below of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) below of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participations.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 3.01, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07	Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the provider of any electronic delivery service used by the Administrative Agent to deliver Borrower Materials or notices to the Lenders or (C) [reserved], or (viii) with the consent of the Borrower or to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

(b) Non-Public Information. Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

(c) Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

(d) Customary Advertising Material. The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

11.08	Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law (notwithstanding the provisions of section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court), to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10	Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or a Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

11.11	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the making of a Term Loan, and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13	Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.07, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14	Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, TO THE BANKRUPTCY CODE.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN (i) THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF OR (ii) THE BANKRUPTCY COURT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT OR THE BANKRUPTCY COURT AND HEREBY AGREES TO WAIVE ANY RIGHTS IT MAY HAVE TO OBJECT TO ADJUDICATION BY A JUDGE OF THE BANKRUPTCY COURT ON THE BASIS OF A RIGHT TO HAVE MATTERS ADJUDICATED IN FRONT OF AN ARTICLE III JUDGE . EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15	WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16	Subordination.

Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and, if an Event of Default has occurred and is continuing, performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided, that in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.

11.17	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof, the other Agents and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and, as applicable, its Affiliates and the Lenders and their Affiliates (collectively, solely for purposes of this Section, the “Lenders”), on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and its Affiliates and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, any of its Affiliates nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

11.18	Electronic Execution.

The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

11.19	USA PATRIOT Act Notice.

Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower and the Loan Parties agree to, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

11.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.21	Time of the Essence.

Time is of the essence of the Loan Documents.

11.22	ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.23	Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.24	Intercreditor Agreement.

(a) EACH LENDER PARTY HERETO (I) UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE INTERCREDITOR AGREEMENT, (II) AUTHORIZES AND DIRECTS THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON ITS BEHALF, AND (III) AGREES THAT ANY ACTION TAKEN BY AGENT PURSUANT TO THE INTERCREDITOR AGREEMENT SHALL BE BINDING UPON SUCH LENDER.

(b) THE PROVISIONS OF THIS SECTION 11.24 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. A COPY OF THE INTERCREDITOR AGREEMENT MAY BE OBTAINED FROM COLLATERAL AGENT.

(c) THE INTERCREDITOR AGREEMENT IS AN AGREEMENT SOLELY AMONGST THE SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT) AND THEIR RESPECTIVE AGENTS (INCLUDING THEIR SUCCESSORS AND ASSIGNS) AND IS ACKNOWLEDGED AND AGREED TO BY THE LOAN PARTIES AS PARTY THERETO. AS MORE FULLY PROVIDED THEREIN, THE INTERCREDITOR AGREEMENT CAN ONLY BE AMENDED BY THE PARTIES THERETO IN ACCORDANCE WITH THE PROVISIONS THEREOF.

(d) IN THE EVENT OF ANY CONFLICT BETWEEN THIS AGREEMENT AND THE INTERCREDITOR AGREEMENT, THE INTERCREDITOR AGREEMENT SHALL GOVERN.

11.25

Parties Including Trustees; Bankruptcy Court Proceedings. This Agreement, the other Loan Documents, and all Liens created pursuant to any Loan Document shall be binding upon each Loan Party, the estate of each Loan Party, and any trustee or successor in interest of any Loan Party in any Chapter 11 Case or any Successor Case or under any other bankruptcy or insolvency laws, and shall not be subject to Section 365 of the Bankruptcy Code. The Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Chapter 11 Case or any other bankruptcy case of any Loan Party to a case under chapter 7 of the Bankruptcy Code, or in the event of dismissal of any Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that the Administrative Agent or any Lender file financing statements or otherwise perfect its security interests or Liens under applicable Law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWER:	ARMSTRONG FLOORING, INC., a Delaware corporation

	By:	/s/ Christopher S. Parisi
Name: Christopher S. Parisi
Title: Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

GUARANTORS:	AFI LICENSING LLC, a Delaware limited liability company

	By:	/s/ Christopher S. Parisi
Name: Christopher S. Parisi
Title: Secretary

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:	PATHLIGHT CAPITAL LP, as Administrative Agent and Collateral Agent

By: Pathlight GP LLC
Its: General Partner

By:	/s/ Katie Hendricks
Name:	Katie Hendricks
Title:	Managing Director
Address:
100 Federal St. Floor 20 Boston, MA 02110

LENDER:	PATHLIGHT CAPITAL FUND I LP, as a Lender

By: Pathlight Partners GP LLC
Its: General Partner

By:	/s/ Katie Hendricks
Name:	Katie Hendricks
Title:	Managing Director
Address:
100 Federal St. Floor 20 Boston, MA 02110

PATHLIGHT CAPITAL FUND II LP, as a Lender

By: Pathlight Partners GP LLC
Its: General Partner

By:	/s/ Katie Hendricks
Name:	Katie Hendricks
Title:	Managing Director
Address:
100 Federal St. Floor 20 Boston, MA 02110

Schedule 6.28

Required Milestones

Days after filing

5:	Filing of Asset Sale Motion

9:	Entry of Interim Financing Order

12:

Amendment of proposed form of Bid Procedures order contemplated in Asset Sale Motion to the extent required by each of the DIP Term Loan Agent and the DIP ABL Agent such that it is reasonably acceptable to each of them

21:	Entry of Approved Bid Procedures Order

26:	Entry of Final Order

37:	Bid Deadline

40:	Auction

42:	Hearing on substantive sale portion of Asset Sale Motion

43:	Entry of Sale order

45/60:	Sale closing; DIP Term Loan Agreement and DIP ABL maturity date and payoff[1]

[1]	Maturity date of the DIP Facilities is subject to extension as set forth in Section 1.9 of the Interim Order.